EXHIBIT 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

CONSOLIDATED EDISON DEVELOPMENT, INC.,

as Seller,

and

NORTH AMERICAN ENERGY ALLIANCE, LLC,

as Buyer

dated as of December 10, 2007

i

EXHIBITS

Exhibit A	-	Form of Disaster Recovery Facility Lease

Exhibit B	-	Form of Purchased Interests Assignment Agreement

SCHEDULES

1.1-A	Sample Aggregate Net Working Capital Calculation

1.1-AC	Affiliate Contracts

1.1-K	Knowledge of Seller

1.1-PL	Permitted Liens

3.3(b)	Parent Company Consents

3.3(c)	Seller Approvals

3.4	Capitalization

3.5	Claims Concerning Agreement

3.8	Taxes (Parent Companies)

4.2	Company Consents

4.3	Capitalization

4.4(a)	Exceptions To Sufficiency of Assets

4.4(b)	Exceptions To Sufficiency of Assets of CED Operating

4.4(d)	Emissions Credits and Allowances

4.5	Bank Accounts

4.7	Legal Proceedings

4.8	Compliance with Laws and Orders

4.9	Liabilities

4.10	Taxes (Project Companies)

4.13(a)	Title Reports

4.13(b)	Property Leases

4.13(d)	Title Insurance Policies

4.13(f)	Exceptions to Improvements at Certain Projects

4.13(g)	Tangible Personal Property

4.14	Material Non-Environmental Permits

4.15(a)	Material Environmental Site Assessment Reports and Facility Compliance Reports

4.15(b)	Material Environmental Permits

4.15(c)	Exceptions To Compliance In Material Respects With Environmental Laws and Permits

v

4.15(d)	Material Environmental Claims

4.15(e)	Release of Hazardous Substances Resulting In Material Environmental Claim

4.15(f)	Claims for Indemnification With Respect To Environmental Claims

4.16	Insurance

4.17(a)	Seller’s Software Licenses

4.17(b)	Infringement Claims

4.19	Employee and Labor Matters

4.20(a)	Seller’s Benefit Plans

4.20(b)	Employer Company Employee Plans

4.20(c)	Employee Benefits - Various Matters

4.21(b)	Exceptions to GAAP

4.22	Absence of Changes

5.3	Buyer Approvals

5.9	Conflicts

6.3	Exceptions to Conduct/Restrictions During Interim Period

6.5(a)	Support Obligations

6.7(a)	Terminated Contracts

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of December 10, 2007 (this “Agreement”), by and between Consolidated Edison Development, Inc., a New York corporation (“Seller”) and North American Energy Alliance, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the equity interests in the direct or indirect owners of certain power generating facilities described herein, and certain related companies to such generating facilities, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning set forth in Section 5.7.

“Actual Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” (including the terms “controlled by” or “under common control with”) means the power, direct or indirect, to direct or cause the direction of the management, policies or investment activities of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Affiliate Contracts” means, collectively, those contracts listed on Schedule 1.1-AC.

“Aggregate Net Working Capital” means (without duplication) the sum of the Net Working Capital of all of the Companies, as determined in accordance with the methodology used in the preparation of the sample calculation of Aggregate Net Working Capital set forth on Schedule 1.1-A, and otherwise in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date.

“Aggregate Net Working Capital Adjustment Amount” means the amount by which the Aggregate Net Working Capital, expressed as a positive or negative number, is greater than or less than zero as of the Closing Date.

“Agreement” means this Purchase and Sale Agreement.

“Alternative Financing” has the meaning set forth in Section 6.2(d).

“Applicable Insurance Policies” and “Applicable Insurance Policy” have the respective meanings set forth in Section 6.9.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto and Intellectual Property, operated, owned or leased by such Person.

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Benefit Plans” has the meaning set forth in Section 4.20(b).

“Break-up Damages Stop Date” has the meaning set forth in Section 9.3(b).

“Break-up L/C” and “Break-up L/Cs” have the respective meanings set forth in Section 9.3(b).

“Business” as to any Project Company, means the ownership, lease and/or operation, as applicable, of the respective Project, including the generation and sale of electricity and capacity by such Project Company at or from the Project and the conduct of other activities by such Project Company related or incidental to the foregoing (including potential plant expansions described in Seller’s written Confidential Offering Memorandum dated June 2007 and Seller’s written Management Presentation dated August 2007, in each case made available to Buyer).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Approvals” has the meaning set forth in Section 5.3(c).

“Buyer L/C” has the meaning set forth in Section 6.5(d)(iii).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.6(e).

“Buyer’s Benefit Plans” has the meaning set forth in Section 6.6(d).

“Buyer’s Replacement Software Licenses” has the meaning set forth in Section 6.19.

“Buyer’s Severance Plan” has the meaning set forth in Section 6.6(c).

“Casualty Insurance Proceeds” has the meaning set forth in Section 6.10(a)(iii).

“CBA” has the meaning set forth in Section 4.22(e).

“CECONY” has the meaning set forth in Section 6.6(i).

“CED Generation Holding” means CED Generation Holding Company, LLC, a Delaware limited liability company.

“CED Generation Lakewood” means CED Generation Lakewood Company, a Delaware corporation.

“CED Lakewood” means CED Lakewood, Inc., a New York corporation.

“CED Operating” means CED Operating Company, LLC, a Delaware limited liability company.

“CED Operating Business” has the meaning set forth in Section 4.4(b).

“CED Rock Springs” means CED Rock Springs, LLC, a Delaware limited liability company.

“CEEMI Project” means the approximately 281 MW natural gas, oil and hydro generating facilities consisting of the approximately 96 MW dual fuel combustion turbines and the approximately 107 MW dual fuel fired thermal facility located in Springfield, MA, the approximately 20 MW liquid fuel facility located in Springfield, MA, the approximately 20 MW liquid fuel Doreen facility in Pittsfield, MA, the approximately 20 MW liquid fuel Woodland Road facility located in Lee, MA, and the hydroelectric facilities located in Chicopee, MA, Shelburne Falls, MA, Indian Orchard, MA, Ludlow, MA and Red Bridge, MA (collectively, approximately 18 MW).

“CFIUS” has the meaning set forth in Section 6.1(c)(iv).

“Charter Documents” means with respect to any Person, its certificate or articles of incorporation, formation or organization and its by-laws, limited partnership agreement, partnership agreement, limited liability company agreement or limited liability company operating agreement or trust agreement, all as and if applicable to it and including all amendments thereto, and all such other organizational documents of such Person, including all amendments thereto and including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person in order to establish the legal personality of such Person.

“Claim” means any demand, claim, or action, or any legal, mediation or arbitration proceeding (whether at law or in equity or otherwise).

“Claiming Party” has the meaning set forth in Section 10.7(a).

“Closing” means the consummation of the conveyance of the Purchased Interests.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Date” means the date on which Closing occurs.

“Closing Restoration Cost” has the meaning set forth in Section 6.10(a)(iii).

“Closing Statement” has the meaning set forth in Section 2.4(b).

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 as codified under Section 4980 of the Code and Title I Part 6 of the ERISA regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning set forth in Section 5.8.

“Companies” means, collectively, and “Company” means, individually, each of the Project Companies, CED Generation Holding, CED Lakewood, CED Operating, and CED Generation Lakewood.

“Company Consents” has the meaning set forth in Section 4.2(b).

“Condemnation Value” has the meaning set forth in Section 6.11.

“Confidentiality Agreement” means, collectively, the Confidentiality Agreement between Consolidated Edison, Inc. and AllCapital (US), LLC dated April 23, 2007 as modified by the letter agreement between Consolidated Edison, Inc. and AllCapital (US), LLC dated November 5, 2007 and as further modified by the letter agreement between Consolidated Edison, Inc. and AllCapital (US), LLC dated November 27, 2007, the Confidentiality Agreement between Consolidated Edison, Inc. and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust, dated November 7, 2007 as modified by the letter agreement between Consolidated Edison, Inc. and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust, dated November 7, 2007, and the Agreement among Consolidated Edison, Inc., All Capital (US), LLC, and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust, dated November 7, 2007 pertaining to the foregoing Confidentiality Agreements as modified.

“Consolidated Edison Energy Massachusetts” means Consolidated Edison Energy Massachusetts, Inc., which is, as of the date hereof, a Delaware corporation, and which shall be, as of the Closing Date, a limited liability company (in which case such term shall refer to the successor limited liability company).

“Continuing Support Obligation” has the meaning set forth in Section 6.5(d).

“Contract” means any contract, transaction confirmation, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding agreement or arrangement.

“Credit Rating” means, with respect to any Person, the rating then assigned to such Person’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such Person does not have such a rating, then the rating then assigned to such Person as an issuer, by S&P and/or Moody’s, as applicable, and any successors thereto.

“Debt Commitment Letter” has the meaning set forth in Section 5.8.

“Deductible Amount” has the meaning set forth in Section 10.2(c).

“Disaster Recovery Facility Lease” means a Disaster Recovery Facility Lease between Seller and Consolidated Edison Energy Massachusetts, substantially in the form of Exhibit A.

“Dollars” and “$” mean United States dollars.

“Employer Companies” means Consolidated Edison Energy Massachusetts and CED Operating.

“Employer Company Employees” has the meaning set forth in Section 4.19.

“Employer Company Employee List” has the meaning set forth in Section 4.19.

“Employer Company Employee Plans” has the meaning set forth in Section 4.20(b).

“Environmental Claim” means any Claim arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Substance at any location; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Permit.

“Environmental Law” means all Laws or Orders relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of public health and the environment, including, those relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the treatment, storage, or disposal of any Hazardous Substance. The term “Environmental Law” includes but is not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources

Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.), the Clean Water Act (33 U.S.C. §1311, et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.), and any similar state or local Laws, and the regulations promulgated pursuant thereto, each as amended and in effect at the relevant time.

“Environmental Permits” means any and all Permits required pursuant to any Environmental Law, including all air emissions authorizations and allowances and wastewater and stormwater discharge authorizations.

“Equity Commitment Letters” has the meaning set forth in Section 5.8.

“Equity Investors” has the meaning set forth in Section 5.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided that the Project Companies shall not be ERISA Affiliates from and after the Closing Date.

“Estimated Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Exon-Florio Provision” has the meaning set forth in Section 6.1(c)(iv).

“FERC” means the Federal Energy Regulatory Commission or any successor agency or agency succeeding to its authority.

“Financial Statements” has the meaning set forth in Section 4.21(a).

“Full Restoration Cost” has the meaning set forth in Section 6.10(a)(i).

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any state, county, city or other political subdivision or entity exercising executive, legislative, judicial, regulatory or administrative functions, and includes any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over fuel, electricity, power or other markets.

“Hazardous Substance” means and includes each (a) substance, material, chemical or waste regulated or prohibited pursuant to any Environmental Law, or the presence or exposure to which may form the basis for liability under any applicable Environmental Law, including those designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law and (b) any petroleum or hydrocarbon in any form, and any derivative or by product thereof, asbestos and asbestos-containing materials, mercury, and polychlorinated biphenyl.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accounting Firm” means an independent accounting firm of national reputation that is selected by mutual agreement of Seller and Buyer or, if Seller and Buyer do not reach mutual agreement on the independent accounting firm to be selected within 5 days after either Party first receives written notice from the other Party requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then by mutual agreement by Seller’s and Buyer’s respective accounting firms; provided that if Seller’s and Buyer’s respective accounting firms do not reach mutual agreement on an independent accounting firm within 5 days after such decision is referred to them for determination, then the independent accounting firm shall be selected by the American Arbitration Association pursuant to the then effective and applicable rules of the American Arbitration Association (with Seller and Buyer sharing equally the cost of such selection process).

“Intellectual Property” means computer software and the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interests” means the Purchased Interests, the Shares, 100% of the shares of Consolidated Edison Energy Massachusetts prior to its conversion into a limited liability company prior to Closing, 100% of the membership interests of any limited liability company into which CED Lakewood or CED Generation Lakewood may be converted prior to Closing and 100% of the membership interests of each of CED Operating and Lakewood Cogeneration Limited Partnership.

“Interim Period” means the period from the date hereof until the Closing.

“IRS” has the meaning set forth in Section 4.20(c)(iv).

“ISRA” has the meaning set forth in Section 6.1(c)(ii).

“Knowledge” when used with respect to Seller, means the actual knowledge, after due inquiry (as opposed to any constructive or imputed knowledge), of the individuals listed on Schedule 1.1-K.

“Lakewood Audited Balance Sheet” has the meaning set forth in Section 4.21(a).

“Lakewood Cogeneration Limited Partnership” means Lakewood Cogeneration, L.P., a Delaware limited partnership.

“Lakewood Litigation” has the meaning set forth in Section 6.16(a).

“Lakewood Project” means the approximately 246 MW combined cycle cogeneration facility located in Lakewood, NJ.

“Law” means any applicable law, statute, rule, regulation, ordinance or court decision, or any policy, guideline, decree or pronouncement having the effect of law.

“Leased Property” has the meaning set forth in Section 4.13(c).

“Letter of Credit Requirements” means the requirement that any Buyer L/C and any Break-up L/C be an irrevocable, standby letter of credit issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, which, in either case, has counters for presentment and payment located in the City of New York and a Credit Rating of at least (a) “A” by S&P and “A2” by Moody’s, if such entity is rated by both S&P and Moody’s or (b) “A” by S&P or “A2” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, and which letter of credit is in a form reasonably acceptable to Seller, including, but not limited to, drawings being permitted solely upon a signed statement from an officer of the beneficiary of the letter of credit that the amount of the drawing is owed to the beneficiary pursuant to this Agreement, and the requirement that any Buyer L/C and any Break-up L/C be transferable by Seller, on a one-time basis, to a single Affiliate of Seller, which Affiliate shall be prohibited from subsequently transferring any such Buyer L/C or Break-up L/C without the prior written consent of Buyer or one of its Affiliates.

“Lien” means any mortgage, pledge, assessment, security interest, charge, restriction, lien or other similar encumbrance.

“Lists” means, collectively, the Material Contracts List and the Employer Company Employee List, in each case, as of the date hereof.

“Long Stop Date” has the meaning set forth in Section 9.1(c).

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, taxes, obligations, demands, fees, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any claim, dispute, default or assessment) and are net of any associated net tax benefits actually realized as a result of such loss and indemnification therefor, taking into account the timing and the character of such net tax benefits. For all purposes in this Agreement the term “Losses” does not include any Non-reimbursable Damages.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects, has an effect on the Companies that is materially adverse to the assets, business, condition or results of operations of the Companies, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic conditions generally or in the industry in which any Company operates, (b) any change in the international, national, regional or local wholesale or retail energy, capacity or ancillary services markets, (c) any change in the international, national, regional or local markets for fuel used or usable in connection with the Projects, (d) any change in the national, regional or local electric transmission systems, (e) any change in any bid cap, price limitation, market power mitigation measure or other Law in respect of transmission services or the wholesale or retail energy, capacity or ancillary services markets adopted or approved (or failed to be adopted or approved) by any Governmental Authority or proposed by any Person, (f) any change in any Laws (including Environmental Laws) or any new Laws (including Environmental Laws) adopted or approved (or failed to be adopted or approved) by any Governmental Authority or proposed by any Person (g) any change in general regulatory or political conditions, including any acts of war or terrorist activities, (h) any change in Laws, procedures or other requirements of PJM Interconnection, LLC; New York Independent System Operator, Inc., ISO New England, Inc.; North American Electric Reliability Corporation; or any Regional Entity, as defined under 18 C.F.R. 39.1 of FERC’s regulations, including, but not limited to, Reliability First Corporation or Northeast Power Coordinating Council, Inc., (i) the failure of Seller or any Non-Company Affiliate to effect the assignment of any Contract to Buyer, any Company, or any Affiliate of Buyer, (j) any changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (k) any change in the financial condition or results of operation of a Company caused by the pending sale of such Company to Buyer, including changes due to the Credit Rating of Buyer, (l) any actions to be taken pursuant to or in accordance with this Agreement, and (m) the announcement or pendency of the transactions contemplated hereby, but excluding any of the events described in clauses (a) through (h) and (j) above to the extent that any of the events described in any such clauses has specifically targeted a Project and no other power plant owned by a Person other than a Company.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Contracts List” has the meaning set forth in Section 4.12(a).

“Moody’s” means Moody’s Investors Services, Inc., or its successor.

“Multiple Employer Plan” has the meaning set forth in Section 4.20(c)(v).

“Net Working Capital” means the net working capital of a Company, as determined in accordance with the methodology used in the preparation of the sample calculation of Aggregate Net Working Capital set forth on Schedule 1.1-A, and otherwise in accordance with GAAP; provided that fuel oil, jet kerosene and other fuel inventories shall be valued at their purchase price.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Companies.

“Non-reimbursable Damages” has the meaning set forth in Section 10.6(b).

“Ocean Peaking Power” means Ocean Peaking Power, L.L.C., a Delaware limited liability company.

“Ocean Peaking Power Project” means the approximately 351 MW natural gas fired simple cycle peaking facility located in Lakewood, NJ.

“Order” means any order, judgment, writ, injunction, decree, settlement, stipulation or award of a Governmental Authority.

“Owned Property” has the meaning set forth in Section 4.13(a).

“Parent Company” means each Company that is not also one of the Project Companies.

“Parent Company Consents” has the meaning set forth in Section 3.3(b).

“Party” or “Parties” means the parties to this Agreement.

“Permits” means all licenses, permits, certificates of authority or occupancy, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Expiry” has the meaning set forth in Section 6.5(d)(iii).

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent, (b) any Lien for Taxes being contested in good faith by appropriate proceedings and not in excess of $100,000, (c) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or a Project Company, (d) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in the title policies insuring Property or any commitments therefor or any title report with respect to Property, in each case that have been heretofore made available to Buyer, (e) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to be material to any Company, (f) zoning, planning, and other similar governmental limitations and restrictions, all rights of any Governmental Authority to regulate a Property, and all matters of public record, (g) the terms and conditions of the Material Contracts listed on the 4.12(a) portion of the Material Contracts List, (h) any Lien released prior to Closing and (h) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, Governmental Authority or any other entity.

“Pre-Closing Taxable Period” has the meaning set forth in Section 6.13(a).

“Project” or “Projects” means one or more of the CEEMI Project, the Lakewood Project, the Ocean Peaking Power Project, and the Rock Springs Project.

“Project Company” means each of Consolidated Edison Energy Massachusetts, Lakewood Cogeneration Limited Partnership, Ocean Peaking Power and CED Rock Springs.

“Property” means the real property on which a Project is located or operating or that is otherwise used by a Company in the conduct of its Business and includes (i) all improvements located thereon or attached thereto and (ii) all leasehold interests, easements and rights-of-way appurtenant thereto.

“Property Lease” has the meaning set forth in Section 4.13(b).

“Property Taxes” has the meaning set forth in Section 6.13(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.5.

“Purchased Assets” means all of the Assets of the Companies, except for the Seller’s Licensed Software and the Seller Marks.

“Purchased Interests” means 100% of the membership interests of each of CED Generation Holding, Ocean Peaking Power and CED Rock Springs, and 100% of the membership interests of the limited liability company into which Consolidated Edison Energy Massachusetts is converted prior to Closing.

“Purchased Interests Assignment Agreement” has the meaning set forth in Section 7.8(a).

“Qualified Engineering Firm” has the meaning set forth in Section 6.10(a)(i).

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any material into the environment, in each case to the extent giving rise to liability under applicable Environmental Law.

“Remedial Action” means all actions undertaken to (a) investigate, clean up, remove, treat, or in any other way mitigate or address any Release of Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance; or (c) perform pre-remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release of any Hazardous Substance.

“Repair Election” has the meaning set forth in Section 6.10(a)(ii).

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants, and, for the purposes of Section 6.2, Buyer’s potential lenders and physical and financial hedge providers or tollers, if any.

“Responding Party” has the meaning set forth in Section 10.7(a).

“Restored Condition” has the meaning set forth in Section 6.10(a)(i).

“Retiree Eligible Employee” has the meaning set forth in Section 6.6(j).

“Rock Springs Litigation” has the meaning set forth in Section 6.16(b).

“Rock Springs Project” means the approximately 352 MW natural gas fired simple cycle peaking facility located in Rising Sun, Maryland.

“S&P” means Standard and Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Schedules” means the disclosure schedules attached to this Agreement as of the date hereof.

“Section 338 Buyer” has the meaning set forth in Section 6.13(j).

“Section 338 Companies” means CED Lakewood and CED Generation Lakewood to the extent any such companies are treated as corporations for federal income tax purposes as of the Closing Date.

“Section 338 Forms” has the meaning set forth in Section 6.13(j)(ii).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.13(j)(i).

“Section 338 Notice” means a written notice delivered to Seller no later than 15 Business Days prior to the Closing Date stating that Buyer desires that Seller convey the Shares in the Section 338 Companies to the Section 338 Buyer identified by the Buyer in such notice.

“Seller” has the meaning set forth in the Preamble.

“Seller Approvals” has the meaning set forth in Section 3.3(c).

“Seller Marks” has the meaning set forth in Section 6.4.

“Seller’s 401(k) Plan” has the meaning set forth in Section 4.20(c)(iv).

“Seller’s Benefit Plans” has the meaning set forth in Section 4.20(a).

“Seller’s Licensed Software” has the meaning set forth in Section 4.17(a).

“Seller’s Severance Plan” has the meaning set forth in Section 6.6(a).

“Seller’s Software Licenses” has the meaning set forth in Section 4.17(a).

“Seller’s Retiree Health Plan” has the meaning set forth in Section 6.6(i).

“September 30 Balance Sheets” has the meaning set forth in Section 4.21(a).

“Severance Period” has the meaning set forth in Section 6.6(c).

“Shares” means 100% of the shares of capital stock of CED Lakewood and CED Generation Lakewood, if they have not been converted into limited liability companies prior to Closing.

“Straddle Taxable Period” has the meaning set forth in Section 6.13(a).

“Support Obligations” has the meaning set forth in Section 6.5(a).

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by or on behalf of any taxing authority, including any interest, penalty or addition thereto and (b) any transferee, successor or contractual liability for any of the foregoing.

“Tangible Personal Property” has the meaning set forth in Section 4.13(g).

“Terminated Contracts” has the meaning set forth in Section 6.7.

“Transaction Bonus Plans” means the Consolidated Edison Development, Inc., Transaction Bonus Plan and the Consolidated Edison Development, Inc. Retention Bonus Plan.

“Transfer Taxes” means all transfer, conveyance, sales, use, goods and services, value added, documentary, stamp duty, intangibles, gross receipts, excise, permit, license, stock, filing and other similar Taxes, duties, fees or charges.

“Treasury Regulation” means a regulation promulgated by the United States Department of the Treasury (or its successor)

“Unaudited Balance Sheets” has the meaning set forth in Section 4.21(a).

“Unnecessary Software” has the meaning set forth in Section 6.19.

“Updated Lists” has the meaning set forth in Section 6.17.

“Updated Schedules” has the meaning set forth in Section 6.17.

Section 1.2 Rules of Construction.

(a) All article, section, paragraph, schedules and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. A term defined in the singular number shall include the correlative plural and vice versa. The words “include,” “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and unless otherwise specified, any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP.

(e) Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(f) The phrase “made available to Buyer” means made available to Buyer, any of its Affiliates or any Representatives of Buyer or any of its Affiliates, and the written materials made available to any such Persons include all written materials in the electronic data room established by Seller to the extent such Persons had access through Intralinks, all written materials made available to such Persons during site visits to the Projects or during the management presentations at Seller’s offices, and all written materials actually delivered or furnished to such Persons during the period from April 23, 2007 to the date hereof.

(g) With respect to any materials made available during site visits to any Project and not otherwise made available as set forth in (f) above, such materials will be deemed to have been made available if copies of the same were actually delivered or furnished to Buyer, any of its Affiliates or any Representatives of Buyer or any of its Affiliates, or if such Persons actually reviewed such materials.

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Purchased Interests. In exchange for the Purchased Interests, Buyer shall pay the Purchase Price, as contemplated below.

Section 2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Interests shall be an amount equal to:

(a) $741,000,000.00 (the “Base Purchase Price”); plus

(b) the Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount); minus

(c) adjustments under Section 6.10 and/or Section 6.11.

Section 2.3 Closing.

(a) Seller shall inform Buyer no later than 12 noon New York City time on the fifth Business Day before the expected Closing Date of any scheduled commitments to dispatch a Project on or following the expected Closing Date and any known potential limitations, restrictions or outages affecting any Project for the two weeks following such notification. Seller shall promptly update such information and inform Buyer to the extent Seller becomes aware of any material changes to such information prior to the Closing. To the extent any Project has not been committed to dispatch on the expected Closing Date, then, by not later than 12 noon on the day before the expected Closing Date, Buyer shall provide Seller its preliminary hourly schedule for energy for dispatch the following day at such Project (which schedule shall include designation of quantity and time), and Seller shall cause such Project to be dispatched on the Closing Date in accordance with this day-ahead schedule.

(b) The Closing shall take place at the offices of Shearman & Sterling LLP at 10:00 A.M. local time, on the fifth Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied (or waived by the Party entitled to waive such condition), or on such other date and at such other time and place as Buyer and Seller mutually agree in writing. All actions listed in Section 7.8 or 8.6 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be deemed effective as of 12:01 A.M. (Eastern time) on the Closing Date.

Section 2.4 Aggregate Net Working Capital Adjustment.

(a) At least 10 Business Days prior to the expected Closing Date, Seller will deliver to Buyer a worksheet setting forth Seller’s good faith reasonable estimate of the expected Aggregate Net Working Capital Adjustment Amount as of the expected Closing Date (the “Estimated Aggregate Net Working Capital Adjustment Amount”), as well as a computation thereof. If the Estimated Aggregate Net Working Capital Adjustment Amount is a positive number, the Base Purchase Price payable at Closing will be increased by an amount equal to such Estimated Aggregate Net Working Capital Adjustment Amount. If the Estimated Aggregate Net Working Capital Adjustment Amount is a negative number, the Base Purchase Price payable at Closing will be decreased by an amount equal to such Estimated Aggregate Net Working Capital Adjustment Amount.

(b) Within 60 days after the Closing, Seller will prepare and deliver to Buyer (i) an unaudited consolidated balance sheet of the Companies (the “Closing Balance Sheet”), prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller, together with all work papers relating thereto, and (ii) a statement (the “Closing Statement”) setting forth a computation of the actual Aggregate Net Working Capital Adjustment Amount as of the Closing Date and all other amounts to be determined under Section 2.2 (collectively, the “Actual Aggregate Net Working Capital Adjustment Amount”). If within 60 days following delivery of the Closing Balance Sheet and the Closing Statement Buyer does not object in writing thereto to Seller, then the Actual Aggregate Net Working Capital Adjustment Amount shall be as reflected on the Closing Statement. If within such 60 days Buyer objects to Seller in writing to such computation, then Buyer and Seller shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days after receipt by Seller of such written objection from Buyer, then the matter shall be submitted to the Independent Accounting Firm. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm will be borne equally by Buyer and Seller. The Independent Accounting Firm will deliver to Buyer and Seller a written determination of the Actual Aggregate Net Working Capital Adjustment Amount (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Seller or their Affiliates) within 30 days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties (absent manifest error). If, following the determination of the Actual Aggregate Net Working Capital Adjustment Amount (as agreed between the Parties or as determined by the Independent Accounting Firm), the Estimated Aggregate Net Working Capital Adjustment Amount less the Actual Aggregate Net Working Capital Adjustment Amount is a positive number, then Seller shall be obligated to pay Buyer a cash payment equal to such positive number. If the Estimated Aggregate Net Working Capital Adjustment Amount less the Actual Aggregate Net Working Capital Adjustment Amount is a negative number, then Buyer shall be obligated to pay Seller a cash payment equal to the absolute value of such negative number. Any such payment, together with interest thereon at the rate of five percent (5%) per annum from the Closing Date through the date of payment, will be due and payable within 15 days after the Actual Aggregate Net Working Capital Adjustment Amount is finally determined as provided in this Section 2.4(b) and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable.

(c) Following the Closing, Seller and Buyer shall cooperate and provide each other and, if applicable the Independent Accounting Firm, reasonable access to such books, records and employees (including those of the Project Companies) as are reasonably requested in connection with the matters addressed in Section 2.4 (b).

Section 2.5 Allocation of Purchase Price. Seller shall prepare and provide to Buyer within 60 days after the Closing, a schedule allocating the Purchase Price among the Purchased Interests (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in good faith and in accordance with applicable provisions of the Code. Buyer shall have reasonable opportunity to review and comment on the Purchase Price Allocation Schedule. Seller shall make such revisions to the Purchase Price Allocation Schedule as may be reasonably requested by Buyer and approved by Seller. After consideration of Buyer’s comments, Seller’s Purchase Price Allocation Schedule shall be binding on both Seller and Buyer for all federal income tax purposes; provided, that if upon the advice of tax counsel reasonably acceptable to Seller, Buyer believes that the Purchase Price Allocation Schedule (or any portion thereof) is materially incorrect, the Independent Accounting Firm shall determine whether the Purchase Price Allocation Schedule or such portion is materially incorrect and the determination of such Independent Accounting Firm shall be final. If the Independent Accounting Firm determines that the Purchase Price Allocation Schedule or such portion is not materially incorrect, Seller and Buyer shall be bound by the Purchase Price Allocation Schedule. If the Independent Accounting Firm determines that the Purchase Price Allocation Schedule (or any portion thereof) is materially incorrect, Seller and Buyer shall be bound by the Purchase Price Allocation Schedule as adjusted by such Independent Accounting Firm. Neither Buyer nor Seller shall agree to any proposed adjustment to the Purchase Price Allocation Schedule by any taxing authority without first giving the other prior written notice and the opportunity to challenge such proposed adjustment. Seller and Buyer each shall prepare mutually acceptable and substantially identical IRS Forms 8594 “Asset Acquisition Statement Under Section 1060” and IRS Forms 8883 (with respect to the acquisition of the Section 338 Companies) consistent with the Purchase Price Allocation Schedule which the Parties shall use to report the transactions contemplated by this Agreement to the applicable taxing authorities. Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Forms 8594 and 8883. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

SELLER AND PARENT COMPANIES

Except as disclosed in the Schedules or the Lists (with any disclosure in a Schedule or List being deemed and understood to be a disclosure in each other Schedule or List to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), and, with respect to representations and warranties as of the Closing, except as disclosed in the Updated Schedules or the Updated Lists (with any disclosure in an Updated Schedule or Updated List being deemed and understood to be a disclosure in each other Updated Schedule or Updated List to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. Each of the Seller and each Parent Company is a corporation, limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable. Seller and each Parent Company is duly qualified or licensed to do business in each other jurisdiction where the obligations to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to be material to it or its Assets or business or result in a material adverse effect on the Seller’s ability to perform such obligations hereunder.

Section 3.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, the performance by Seller of its obligations hereunder will not, and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller or of any Parent Company;

(b) assuming the filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(b), which items are intended to be the necessary filings, waivers, approvals, consents, authorizations and notices with respect to material Contracts to which Seller or any Parent Company is a party (the “Parent Company Consents”), the Seller Approvals, and the Company Consents have been made, obtained or given, as applicable, be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Seller or any Parent Company is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) that would not, in the aggregate, reasonably be expected to materially adversely affect Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby within the time period referenced in Section 2.3(b); and

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c), which items are intended to be the necessary filings, waivers, approvals, consents, authorizations and notices with regard to any Law applicable to Seller, the Parent Companies or the material Purchased Assets or to consents or approvals of any Governmental Authority under any applicable Law (the “Seller Approvals”), the Parent Company Consents and the Company Consents have been made, obtained or given, as applicable, (i) conflict with, violate or breach, in each case in any material respect, any term or provision of any Law applicable to Seller, the Parent Companies or its or their Assets or (ii) require any consent or approval of any Governmental Authority under any Law.

Section 3.4 Capitalization. Schedule 3.4 accurately sets forth the ownership structure of Seller, the Parent Companies and the Project Companies. Except as set forth in Schedule 3.4, each of Seller and each of the Parent Companies owns, holds of record and is the beneficial owner of the ownership interests shown as being owned by it on Schedule 3.4 free and clear of all Liens, restrictions on transfer or other encumbrances other than those arising pursuant to this Agreement, the Charter Documents of the Project Companies, all of which have been made available to Buyer (or the new Charter Documents of Consolidated Edison Energy Massachusetts

which shall be made available to Buyer prior to and following its conversion pursuant to Section 6.13(k)) or applicable securities Laws, and, without limiting the generality of the foregoing, none of the Interests are subject to any voting trust, shareholder agreement or voting agreement other than, as applicable, the Charter Documents of the Companies, all of which have heretofore been made available to the Buyer (or the new Charter Documents of Consolidated Edison Energy Massachusetts which shall be made available to Buyer prior to and following its conversion pursuant to Section 6.13(k)).

Section 3.5 Legal Proceedings. Except as set forth in Schedule 3.5, there is no Claim or, to Seller’s Knowledge, investigation by a Governmental Authority pending against or, to Seller’s Knowledge threatened against, Seller, any Parent Company or any Project Company, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or which would be material to any Company. This Section 3.5 shall not apply to environmental matters, which are addressed by Section 4.15.

Section 3.6 Business. None of CED Lakewood, CED Generation Lakewood or CED Generation Holding (a) conducts or has conducted any business or activity other than its direct or indirect ownership interest of the Lakewood Project and, with respect to CED Generation Holding, other than its ownership interest in CED Operating, (b) has any liability that is material to it, except as specified in the Schedules or that arises under a Contract heretofor made available to the Buyer (or, with respect to liabilities that arise during the Interim Period, arising under a Contract entered into after the date hereof and made available to Buyer), or (c) owns any Assets other than its direct or indirect ownership interest in the Lakewood Project and, with respect to CED Generation Holding, other than its ownership interest in CED Operating.

Section 3.7 Brokers. Other than with respect to Morgan Stanley & Co. Incorporated, all of the fees and expenses of which will be paid by Seller or a Non-Company Affiliate, none of Seller nor any Parent Company has or will have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Taxes. Except as set forth on Schedule 3.8: (a) all material Tax returns that are required to be filed on or before the Closing Date by each Parent Company have been or will have been duly and timely filed, (b) all such Tax returns are, to Seller’s Knowledge, true, correct and complete in all material respects, (c) all material Taxes that are shown to be due on such Tax returns and all other material Taxes whether or not shown as due on such Tax returns (including estimated tax payments) that are due and owing have been or will have been timely paid in full or have been or will be adequately reserved, (d) all material withholding Tax requirements imposed on the Parent Companies have been satisfied in full in all respects, except for amounts that are being contested in good faith, (e) no Parent Company has in force any waiver of any statute of limitations in respect of any material Taxes or any extension of time with respect to a material Tax assessment or deficiency, (f) there are no pending or active audits or legal proceedings involving material Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the Parent Companies, (g) there are no liens for material Taxes upon any of the assets of the Parent Companies except liens for current Taxes not yet due and payable, (h) none of the Parent Companies is a party to or has any liability under any tax sharing or tax indemnification agreement, (i) to Seller’s Knowledge, no claim has been made by any taxing authority in any jurisdiction where the Parent Companies do not file Tax returns that any such entity (or its owner for Tax purposes in the case of a disregarded entity) may be subject to Tax by that jurisdiction, and (j) to Seller’s Knowledge, no claim has been made by any taxing authority for any Tax purpose that a Project Company should be subject to an entity classification that is different from its entity classification under federal tax laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

CERTAIN COMPANIES

Except as disclosed in the Schedules or the Lists (with any disclosure in a Schedule or List being deemed and understood to be a disclosure in each other Schedule or List to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), and, with respect to representations and warranties as of the Closing, except as disclosed in the Updated Schedules or the Updated Lists (with any disclosure in an Updated Schedule or Updated List being deemed and understood to be a disclosure in each other Updated Schedule or Updated List to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization. Each Project Company is a limited liability company, limited partnership or corporation, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company or limited partnership or corporate, as applicable, power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets. Each Project Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to be material to it or its Assets or Business.

Section 4.2 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, the performance by Seller of its obligations hereunder will not and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any Project Company;

(b) assuming the consents set forth on Schedule 4.2, which consents are intended to be the necessary consents pertaining to the Material Contracts (the “Company

Consents”), the Seller Approvals and the Parent Company Consents have been obtained or given, as applicable, result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration) under, any Material Contract, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to be material to the applicable Company; and

(c) assuming the Seller Approvals, the Parent Company Consents and the Company Consents have been made, obtained or given, as applicable, (i) conflict with or result in a violation or breach of, in each case, in any material respect, any term or provision of any Law applicable to any Project Company or any of its Assets or (ii) require any consent or approval of any Governmental Authority under any Law.

Section 4.3 Capitalization. Except as disclosed in Schedule 4.3, no Company is a party to any written or oral agreement, and no Company has granted to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Company (other than pursuant to the Charter Documents of such Company, which have been made available to Buyer). There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any interests of such Company or to provide funds to or make any investment in any other Person. No action has been taken for the merger, consolidation, dissolution, winding up or liquidation of any Company. The minute books of each Company contain true, accurate and complete records of all meetings of the relevant governing body thereof or interest holders therein.

Section 4.4 Business.

(a) The Business of each Project Company is the only business operation carried on by each such Project Company and, with respect to contract rights, a Company is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used in the Businesses of the Project Companies (excluding the Affiliate Contracts, the Seller’s Software Licenses, the Terminated Contracts and the insurance policies set forth on Schedule 4.16). Except as disclosed in Schedule 4.4(a), the material Purchased Assets owned, leased or licensed by each Project Company and the Purchased Assets that each Project Company otherwise has the right to use (i) constitute the tangible Assets that are sufficient in all material respects to operate its Business as currently operated (subject to the exclusion of the Affiliate Contracts, the Seller’s Software Licenses, the Terminated Contracts and the insurance policies set forth on Schedule 4.16), (ii) taken as a whole, are in such operating condition and state of repair (giving due account to the age and length of use of the same and subject to normal wear and tear) as is reasonably required to operate its Business as currently operated, and (iii) taken as a whole, have been maintained in all material respects so that they are in the condition and state of repair stated in clause (ii) immediately above; provided that no representation or warranty is made by Seller or its Affiliates with regard to the value, quality, design, usage, merchantability, or suitability for any particular purpose or use of any of the Purchased Assets.

(b) The only business operations carried on by CED Operating are the operation and maintenance of, and human resources staffing, management and administration with respect to, the Lakewood Project, the Rock Springs Project and the Ocean Peaking Project and the conduct of other activities related or incidental to the foregoing (the “CED Operating Business”), and, with respect to contract rights, CED Operating is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used in the CED Operating Business (subject to the exclusion of the Affiliate Contracts, the Seller’s Software Licenses, the Terminated Contracts and the insurance policies set forth on Schedule 4.16). Except as disclosed in Schedule 4.4(b), the material Purchased Assets owned, leased or licensed by CED Operating, if any, and the Purchased Assets that CED Operating otherwise has the right to use, if any (i) constitute the tangible Assets that are sufficient in all material respects to operate the CED Operating Business as currently operated (excluding the Affiliate Contracts, the Seller’s Software Licenses, the Terminated Contracts and the insurance policies set forth on Schedule 4.16), (ii) taken as a whole, are in such operating condition and state of repair (giving due account to the age and length of use of the same and subject to normal wear and tear) as is reasonably required to operate the CED Operating Business as currently operated, and (iii) taken as a whole, have been maintained in all material respects so that they are in the condition and state of repair stated in clause (ii) immediately above; provided that no representation or warranty is made by Seller or its Affiliates with regard to the value, quality, design, usage, merchantability, or suitability for any particular purpose or use of any of such Purchased Assets.

(c) The Companies have title to, or valid leasehold interests in or other rights to use, all of the Purchased Assets, free and clear of all Liens, except Permitted Liens. This Section 4.4(c) does not apply to Property, which is addressed by Section 4.13.

(d) Schedule 4.4(d) sets forth the amount of emissions credits and allowances with respect to the CEEMI Project as of the date hereof.

(e) The representations and warranties set forth in Sections 4.4(a) and (b) above do not pertain to any Purchased Asset or portion thereof that is damaged or destroyed or taken by condemnation and for which the Purchase Price is reduced pursuant to Sections 6.10 or 6.11.

Section 4.5 Bank Accounts. Schedule 4.5 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.6 Subsidiaries. Except as disclosed in Schedule 3.4, none of the Companies have subsidiaries or own interests in any Person or are party to any joint venture, partnership or similar arrangement.

Section 4.7 Legal Proceedings. Except as set forth on Schedule 4.7, there is no Claim or, to Seller’s Knowledge, investigation by a Governmental Authority pending against, or to

Seller’s Knowledge threatened against, any Company that (a) (i) affects such Company or the Purchased Assets and (ii) would reasonably be expected, if determined adversely to any Company, to result in Losses in excess of $250,000, or (b) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.7, there is no unsatisfied judgment against any Company. This Section 4.7 shall not apply to environmental matters, which are addressed by Section 4.15.

Section 4.8 Compliance with Laws and Orders. Except as may be set forth on Schedule 4.8, each Company is in compliance in all material respects with all Laws and orders applicable to it; provided that this Section 4.8 does not address Taxes, which are exclusively addressed by Section 4.10; Environmental Laws, which are exclusively addressed by Section 4.15; or matters with respect to “Exempt Wholesale Generator” status, which are exclusively addressed in Section 4.11.

Section 4.9 Liabilities. As of the date of this Agreement, except for liabilities disclosed in Schedule 4.9, no Company has any liabilities of any nature, whether accrued, absolute or (in accordance with GAAP) contingent, except liabilities that (i) are accrued or reserved against in the most recent Financial Statements (or are reflected in the notes thereto), (ii) were incurred in the ordinary course of business consistent with past practice and are not individually in excess of $250,000 (or $1,000,000 in the aggregate as to all Project Companies) since the date of such Financial Statements, (iii) would be reflected in the Aggregate Net Working Capital Adjustment Amount if such liability existed as of Closing, or (iv) are incurred pursuant to this Agreement or the transactions contemplated hereby.

Section 4.10 Taxes. Except as set forth on Schedule 4.10: (a) all material Tax returns that are required to be filed on or before the Closing Date by each Project Company have been or will have been duly and timely filed, (b) all such Tax returns are, to Seller’s Knowledge, true, correct and complete in all material respects, (c) all material Taxes that are shown to be due on such Tax returns and all other material Taxes whether or not shown as due on such Tax returns (including estimated tax payments) that are due and owing have been or will have been timely paid in full or have been or will be adequately reserved, (d) all material withholding Tax requirements imposed on the Project Companies have been satisfied in full in all respects, except for amounts that are being contested in good faith, (e) no Project Company has in force any waiver of any statute of limitations in respect of any material Taxes or any extension of time with respect to a Tax assessment or deficiency, (f) there are no pending or active audits or legal proceedings involving material Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the Project Companies, (g) there are no liens for material Taxes upon any of the assets of the Project Companies except liens for current Taxes not yet due and payable, (h) other than as reserved against or reflected in the Financial Statements, none of the Project Companies is a party to or has any liability under any tax sharing or tax indemnification agreement, (i) to Seller’s Knowledge, no claim has been made by any taxing authority in any jurisdiction where the Project Companies do not file Tax returns that any Project Company (or its owner for Tax purposes in the case of a disregarded entity) may be subject to Tax by that jurisdiction, and (j) to Seller’s Knowledge, no claim has been made by any taxing authority for any Tax purpose that a Project Company should be subject to an entity classification that is different from its entity classification under federal tax laws.

Section 4.11 Regulatory Status. Each Project Company has been determined by FERC to be an “Exempt Wholesale Generator” as defined under the Public Utility Holding Company Act of 2005, as amended, and related FERC regulations; and has been granted, and retains, market-based rate authority by the FERC pursuant to section 205 of the Federal Power Act.

None of the Companies are subject to ratemaking or similar financial regulation by any state utility commission.

Section 4.12 Contracts.

(a) By letter of even date herewith, Seller provided to Buyer a list (such list, as of the date hereof being the “Material Contracts List”) that, excluding the Terminated Contracts, sets forth a true and complete list of the following Contracts, that are in force and effect as of the date hereof and to which a Company is a party or by which the Purchased Assets may be bound (the “Material Contracts”) and a true, accurate and complete copy of each (including any and all extant amendments and modifications thereto) has been made available to Buyer:

(i) Contracts for the purchase, exchange or sale of fuel;

(ii) Contracts for the purchase, exchange or sale of capacity, energy or ancillary services;

(iii) Contracts for the transportation of fuel;

(iv) Contracts for the transmission of electric power;

(v) interconnection Contracts for fuel or electricity;

(vi) other than Contracts of the nature addressed by Section 4.12(a)(i)-(iii), Contracts (A) for the sale of any Asset or (B) that grant a right or option to purchase any Asset, other than in each case Contracts entered into in the ordinary course of business relating to Assets with a value of less than $1,000,000 individually and all such Contracts concerning Asset purchases when considered collectively do not call for the purchase of Assets in excess of $5,000,000 in the aggregate;

(vii) other than Contracts listed on the Material Contracts List in response to Section 4.12(a)(i)-(vi) and (viii)-(xv)), Contracts requiring payments by any Company after the date hereof in excess of $1,000,000 for each individual Contract;

(viii) Contracts under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation or obligation under letter of credit or similar facilities, or under which it has imposed a security interest on any of its Assets, tangible or intangible;

(ix) agreements of guaranty, surety or indemnification, direct or indirect, by such Company (other than agreements which, among other provisions, may contain provisions relating to indemnification, but whose primary purpose is something other than indemnification);

(x) Contracts with Seller or any Non-Company Affiliate;

(xi) Contracts for consulting services providing annual compensation in excess of $100,000 and which are not cancelable by such Company on notice of 90 days or less;

(xii) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, fuel or securities;

(xiii) Contracts that purport to limit such Company’s freedom to compete in any line of business or in any geographic area;

(xiv) partnership, joint venture, profit sharing, “earnout” or limited liability company agreements or powers of attorney which remain in effect; and

(xv) all Contracts with respect to storage, parking, loaning, distribution, wheeling, unloading, delivery or balancing of natural gas, electricity, fuel oil, any Hazardous Material. (as used in this Section 4.12, “Hazardous Material” means materials identified in the Hazardous Materials Transportation Act (49 U.S.C. §1801) et seq.) and involving quantities sufficient to trigger regulation under that Act (49 C.F.R. Part 173).

(b) Except as set forth on the Material Contracts List, each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company party thereto and, to Seller’s Knowledge, of the other parties thereto.

(c) (i) Except as set forth on the Material Contracts List, no Company is in breach or default in any material respect under any Material Contract, and (ii) to Seller’s Knowledge, no other party to any of the Material Contracts is in breach or default in any material respect thereunder.

Section 4.13 Real and Personal Property.

(a) Except as set forth in Schedule 4.13(a), the title reports listed on Schedule 4.13(a) report the state of all title of all Property owned in fee by any Company and the easements for the Doreen and Woodland sites as set forth in and subject to such reports (collectively, the “Owned Property”) and, except as set forth on Schedule 4.13(a), no portions of such Owned Property are leased and/or licensed to a third party.

(b) Schedule 4.13(b) sets forth a true and complete list of all leases or licenses under which any Company is the landlord, sublandlord, tenant, subtenant, or occupant (including all amendments, modifications and all estoppel certificates and subordinations, non-disturbance and attornment agreements related thereto) (each a “Property Lease”), which, except as noted on Schedule 4.13(b), have not been terminated or expired as of the date hereof, true and complete copies of which have been made available to Buyer. Except as noted on Schedule 4.13(b), each Property Lease with respect to which any Company is a tenant, subtenant or occupant constitutes a valid and binding obligation of the Company party thereto, and, to Seller’s Knowledge, of the other parties thereto, such Company is not in breach or default in any material respect under any such Property Lease, and to Seller’s Knowledge, no other party to any such Property Lease is in breach or default in any material respect thereunder. Except as noted on Schedule 4.13(b), each Property Lease with respect to which any Company is a landlord or sublandlord constitutes a valid and binding obligation of the Company party thereto, and, to Seller’s Knowledge, of the other parties thereto, such Company is not in breach or default in any material respect under any such Property Lease, and none of Seller or any of the Companies has delivered any notice of default thereunder to any other party to any such Property Lease.

(c) The Companies have fee simple title to all Owned Property (except for the easements for the Doreen and Woodland sites noted on Schedule 4.13(a)), subject to what is disclosed in the title reports set forth on Schedule 4.13(a) and valid leasehold estates or other rights to use, in each case which are in full force and effect, in all Property subject to a Property Lease under which a Company is a tenant, subtenant or occupant (collectively, including the improvements thereon, the “Leased Property”), in each case free and clear of all liens, except Permitted Liens, and have not collaterally assigned or granted any security interest in any Owned Property or any Leased Property.

(d) Schedule 4.13(d) sets forth a true and complete list of the title insurance policies in place with respect to the Properties and under which a Company is an insured, each of which title insurance policies is in full force and effect, and Seller has made available to Buyer a true and complete copy of each such title insurance policy, and there are no outstanding claims under any such policies.

(e) All improvements consisting of power generation Assets of the Ocean Peaking Power Project are wholly within the lot lines of the Property, and none of Seller or any of the Companies has received any notices from any Person concerning violations of or encroachments over such lot lines with respect to any other improvements to such Project.

(f) Except as set forth on Schedule 4.13(f), all improvements consisting of power generation Assets of each of the Lakewood Project, the Rock Springs Project and the CEEMI Project are wholly within the lot lines of the Property, and none of Seller or any of the Companies has received any notices from any Person concerning violations of or encroachments over such lot lines with respect to any other improvements to such Projects.

(g) Schedule 4.13(g) sets forth a true and complete list of all leases that contemplate aggregate payments in excess of $500,000 for machinery, equipment, tools, furniture, fixtures and vehicles (the “Tangible Personal Property”) and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). The Companies have the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

(h) The repurchase right contained in the vesting deed of the Lakewood Project dated October 15, 1992, and recorded in the book of deeds at Book 5050 at page 79 thereof is of no further force or effect.

Section 4.14 Permits. Schedule 4.14 sets forth a true and complete list of all Permits held by any Company that are required for the conduct by such Company of its business as conducted on the date hereof or the ownership and operation of the Projects by the Project Companies in the manner in which they are currently operated, except for (i) any Permits relating exclusively to the construction (and not required for operation) of a Project, and (ii) any Permits, the absence of which would not, in the aggregate, reasonably be expected to be material to any Company. All Permits set forth on Schedule 4.14 are in full force and effect and a true, accurate and complete copy of each such Permit has been made available to Buyer (including all extant amendments and modifications thereto). Except as set forth on Schedule 4.14, each Project is in compliance in all material respects with all of the foregoing Permits, and to Seller’s Knowledge there is no fact or circumstance in existence which would cause any of the foregoing Permits to be cancelled, revoked or fail to be renewed upon due application therefor. Assuming receipt of the Seller Approvals, Parent Company Consents and the Company Consents, the consummation of the Closing and the other transactions contemplated by this Agreement would not reasonably be expected to result in a material violation of any such Permit and Seller has no Knowledge of any facts or circumstances that would reasonably be expected to result in such Permits not remaining in full force and effect in accordance with their terms following the consummation of the Closing. This Section 4.14 shall not apply to Environmental Permits, which are exclusively addressed by Section 4.15, or matters relating to “Exempt Wholesale Generator” status, which are exclusively addressed by Section 4.11.

Section 4.15 Environmental Matters.

(a) Schedule 4.15(a) sets forth all material environmental site assessment reports and facility compliance audit reports for the past five years in the possession of Seller or a Project Company and that relate to environmental matters concerning the construction, maintenance or operation of a Project or any Property.

(b) Schedule 4.15(b) sets forth all Environmental Permits held by any of the Project Companies that are required for the ownership and operation of the Projects by the Project Companies in the manner in which they are currently owned and operated, except any such Permits, the absence of which would not, in the aggregate, reasonably be expected to be material to any Project Company. Except as set forth on Schedule 4.15(b), all Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority (and Seller has no Knowledge of any facts or circumstances that would reasonably be expected to result in such approval not being granted or renewed), and the Project Companies are in compliance with all material terms and conditions of the Environmental Permits and such applications. Assuming receipt of the Seller Approvals, Parent Company Consents and the Company Consents, the consummation of the Closing and the other transactions contemplated by this Agreement would not reasonably be expected to result in a material violation of any such Permit and Seller has no Knowledge of any facts or circumstances that would reasonably be expected to result in such Permits not remaining in full force and effect in accordance with their terms following the consummation of the Closing.

(c) Except as set forth in Schedule 4.15(c), to the Knowledge of Seller, each Project Company and Project is and, to the actual knowledge of the Persons listed on Schedule 1.1-K (without any duty of due inquiry), has been in compliance in all material respects with all Environmental Laws and Permits under Environmental Law.

(d) Except as set forth in Schedule 4.15(d), no Project Company has received any written communication from any third party alleging that any Project Company or any facility owned, operated, or subject to development by any Project Company is not in material compliance with or has material liability under any Environmental Law, except as would not, in the aggregate, reasonably be expected to be material to any Project Company.

(e) Except as set forth in Schedule 4.15(e), since the initial date on which Seller or its Affiliate took possession of each respective Project or, to the actual knowledge of the Persons listed on Schedule 1.1-K (without any duty of due inquiry), since before that date, there has been no Release of any Hazardous Substance at or from such Project arising from a Project Company’s operations that has formed or would reasonably be expected to form the basis of (i) any material Environmental Claim against any Project Company or against any person whose liability for such claim the Project Company has retained or assumed, either by operation of Law or Contract, or (ii) any requirement pursuant to applicable Environmental Law on the part of any Project Company to undertake material Remedial Action.

(f) Except as set forth on Schedule 4.15(f), no claims for indemnification have been made with respect to any Environmental Claims under the purchase and sale agreement or other acquisition agreement under which Seller or its Affiliate acquired any Project Company.

(g) There are no outstanding violations under the BWPSW 25 permit for the West Springfield SWM Coal Ash Landfill and Wastewater Treatment Basins and, assuming the receipt of the Seller Approvals, Parent Company Consents and the Company Consents, Seller has no Knowledge of any facts or circumstances that would reasonably be expected to result in such Permit not remaining in full force and effect in accordance with its terms following the consummation of the Closing.

(h) As of the date hereof, the Lakewood Project is exempt from applicable Laws and Permits and Environmental Permits relating to acid rain.

Section 4.16 Insurance. Schedule 4.16 sets forth a list of all insurance policies and fidelity bonds covering the Companies, the Projects and tangible Assets of the Project Companies, the Business of each Project Company and/or Employer Company Employees, other than any such insurance policies and fidelity bonds related to Benefit Plans. Schedule 4.16 sets forth a list of all pending claims of $500,000 or more under any such policies (and, with respect to such pending claims, Seller is taking or has taken all necessary actions in connection with the processing of such claim), and coverage has not been denied by the underwriters of such policies and bonds. All premiums due and payable under such policies and bonds have been paid, and each Company is otherwise in material compliance with the terms and conditions of all such policies and bonds. To the Knowledge of Seller, there is no threatened termination (that would take effect prior to Closing) of any coverage under such policies and bonds.

Section 4.17 Intellectual Property.

(a) The Project Companies own, or have the licenses or rights to use for their respective Businesses, all Intellectual Property currently used in their respective Businesses as currently conducted; provided that (i) Seller or Non-Company Affiliates have entered into the agreements set forth in Schedule 4.17(a) (collectively, the “Seller’s Software Licenses”), pursuant to which Seller and/or one or more Non-Company Affiliates, together with one or more of the Companies, are permitted to use the software set forth opposite each Seller’s Software License listed on Schedule 4.17(a) (collectively, the “Seller’s Licensed Software”) and (ii) as further set forth in Section 6.19, the Seller’s Software Licenses will not be assigned in whole or in part to Buyer or any Company and Buyer has certain obligations in respect of the Seller’s Licensed Software.

(b) Except as set forth in Schedule 4.17(b), no Project Company has received from any Person a claim in writing that any Project Company is infringing in any material respect on the Intellectual Property of such Person.

Section 4.18 Brokers. Other than with respect to Morgan Stanley & Co. Incorporated, all of the fees and expenses of which will be paid by Seller or a Non-Company Affiliate, none of the Project Companies have or will have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.19 Employees and Labor Matters. The Employer Companies are the only Companies that have or have had employees or responsibility for or liability related to any Benefit Plan. By letter of even date herewith (the “Employer Company Employee List”), Seller has delivered to Buyer a true and complete list of all of the employees who, as of the date hereof, are employees of either of the Employer Companies, which list shall be updated prior to Closing by Seller to reflect any additional employees hired during the Interim Period in accordance with Section 6.3(q) or any employee departures (collectively, the “Employer Company Employees”), and listing for each such Employer Company Employee, his or her employer, place of employment, title, current annual salary rate or hourly rate and bonuses and deferred or contingent compensation, change in control or retention benefits and other benefits paid or payable (in cash or otherwise) (in excess of $150,000 for any individual in the case of change of control, retention or like benefits) in 2007, or in connection with this Agreement or the transactions contemplated hereby. With respect to Employer Company Employees and except as described on Schedule 4.19:

(a) no Employer Company Employees are represented by a union or other collective bargaining representative other than those Employer Company Employees employed by Consolidated Edison Energy Massachusetts and designated as union employees on the Employer Company Employee List and, to Seller’s Knowledge, there are no pending demands for recognition or other significant activities seeking recognition of a labor organization as a representative of a collective bargaining unit of Employer Company Employees which could affect the Employer Companies;

(b) there is not pending, nor, to Seller’s Knowledge is there threatened, a labor strike, request for representation, work stoppage or lockout involving Employer Company Employees, and neither Employer Company has experienced any such labor strike, request for representation, work stoppage or lockout within the past three years;

(c) Consolidated Edison Energy Massachusetts is in material compliance with the provisions of the CBA, and there are no material Claims outstanding against the Employer Company under the CBA or any predecessor thereto;

(d) Seller has not received written notice of any pending material investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to the Knowledge of Seller, no such investigation is threatened;

(e) there are no material unfair labor practice complaints pending against any of the Companies before the National Labor Relations Board or any comparable state administrative body or any current union representation Claims involving employees of the Employer Companies; and

(f) the Companies are currently in compliance in all material respects with all Laws relating to the employment or termination of employment, including, without limitation, those related to civil rights, discrimination, immigration status, age, disability, wages, hours and collective bargaining.

Section 4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a list of all deferred compensation, retirement, profit-sharing, and pension benefit plans (as described in Section 3(2) of ERISA, whether or not subject to ERISA) and all incentive compensation plans, bonus plans, plans providing for stock ownership, stock purchase, stock options, phantom stock, severance, change in control, section 125 cafeteria (including any healthcare flexible spending accounts), dependent care, medical care, dental care, vision care, insurance (including death and disability), employee assistance, education assistance or tuition assistance plans, programs or arrangements, employee welfare benefit plans (as defined in Section 3(1) of ERISA and whether or not subject to ERISA) and any currently effective compensation or severance agreements or arrangements, written or otherwise, of Seller or ERISA Affiliates of Seller that are not maintained or sponsored by any of the Employer Companies but (i) in which Employer Company Employees participate or (ii) to which one or more of the Employer Companies makes, or are required to make, contributions with respect to Employer Company Employees or has or could have any liability, or in which the one or more of the Employer Companies is a participating employer (collectively, the “Seller’s Benefit Plans”). Although the rights of Employer Company Employees to participate further in Seller’s Benefit Plans may be terminated in the manner specified under Section 6.6, none of the Seller’s Benefit Plans will be terminated as a result of this Agreement.

(b) Schedule 4.20(b) sets forth a list of all deferred compensation, retirement, profit-sharing, and pension benefit plans (as described in Section 3(2) of ERISA whether or not subject to ERISA), and all incentive compensation plans, bonus plans, plans providing for stock ownership, stock purchase, stock options, phantom stock, severance, change in control, section 125 cafeteria (including any healthcare flexible spending account), dependent care, medical care, dental care, vision care, insurance (including death and disability), employee assistance, education assistance or tuition assistance plans, programs or arrangements and employee welfare benefit plans (as defined in Section 3(1) of ERISA) maintained or sponsored by one or more of the Employer Companies with respect to current or former Employer Company Employees or employees, as well as any written vacation/sick policy of any of the Employer Companies, and any employment, compensation or severance agreement or arrangement, written or otherwise, that was sponsored, entered into, or maintained by any of the Employer Companies, in each case during the six year period ending on the date of this Agreement and for which any of the Employer Companies may incur any liability on or after the Closing Date (the “Employer Company Employee Plans” and, together with the Seller’s Benefit Plans described in Section 4.20 above, the “Benefit Plans”). Each Benefit Plan is in writing and, except with respect to the Transaction Bonus Plans, Seller has furnished to Buyer a complete and accurate copy of each Benefit Plan and each material document prepared in connection with each such Benefit Plan, including, as applicable, a copy of (i) each current plan document, any plan amendments and other documents that establish the existence of the plan or arrangement, including trusts and other funding instruments, (ii) each current summary plan description and summary of material modifications, if any, (iii) the most recently filed IRS Form 5500, as applicable, and (iv) except with respect to The Consolidated Edison Retirement Plan, the most recently prepared actuarial report and financial statement, if any.

(c) Except as set forth on Schedule 4.20(c):

(i) Seller has made available to Buyer descriptions of all lawsuits or Claims, filed and pending (other than for benefits in the normal course), grievances pending and similar formal actions pending with respect to the Employer Company Employee Plans of which Seller has Knowledge. To the extent that any Benefit Plans are subject to the requirements of Section 409A of the Code, they are being operated in good faith compliance with such Section and IRS Notice 2005-1, each as modified and explained by other guidance issued by the Internal Revenue Service, and, to the extent that any such Benefit Plans will apply to any period after the Closing Date, they will be formally amended to comply with the requirements of such Section and the final Treasury regulations issued thereunder. The Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(ii) All Benefit Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all Laws and governmental orders, including ERISA and the Code with respect to the Benefit Plans. The Employer Companies have performed all obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Seller has no Knowledge of any material default or violation by any party to, any Benefit Plan.

(iii) Except for The Consolidated Edison Retirement Plan, none of the Benefit Plans is a pension plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(iv) As of the date of this Agreement, various Employer Company Employees participate in The Consolidated Edison Retirement Plan and in the Consolidated Edison Thrift Savings Plan (“Seller’s 401(k) Plan”). On and after the Closing Date, Employer Company Employees will no longer be eligible to receive benefit accruals or contributions in The Consolidated Edison Retirement Plan or the Seller’s 401(k) Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, including, without limitation, each of The Consolidated Edison Retirement Plan and the Seller’s 401(k) Plan, has received a letter from the Internal Revenue Service (the “IRS”) evidencing the IRS’s determination that each such plan is so qualified under Section 401(a) of the Code, as currently in effect, and each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and nothing has occurred or failed to occur in connection with the adoption, maintenance or operation of either such plan that would cause the loss of such qualification or exemption.

(v) Neither the Employer Companies nor Seller participates in a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), or a single employer pension plan (within the meaning of Section 401(a)(15) of ERISA) for which any Employer Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), nor has Seller or any of the Employer Companies ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(vi) There has been no material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither the Seller nor any Employer Company has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. Neither the Seller nor any Employer Company has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (A) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (B) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.

(vii) All contributions, payments and premiums that are required to be made by Seller or any of the Employer Companies pursuant to any Benefit Plan for each of the five consecutive plan years ending prior to the Closing Date have been made on or before their respective due dates and a reasonable amount has been accrued on the books of Seller and/or any of the Employer Companies, as applicable, for any such contributions for the current plan year in accordance with GAAP.

(viii) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any Employer Company Employees or former Employer Company employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as set forth in Section 6.6(e), accelerate the time of payment or vesting or, except pursuant to the Transaction Bonus Plans, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, or (iii) limit or restrict any right of any Employer Company or, after the consummation of the transactions contemplated hereby, the Buyer to merge, amend or terminate any of the Benefit Plans. None of the Benefit Plans in effect immediately prior to the Closing Date would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code by any of the Companies or to any current or former Employer Company Employee or employee.

(ix) Other than (A) as described in Section 6.6(i), (B) the right of Employer Company Employees to obtain continued health coverage under applicable COBRA provisions and (C) continued health care coverage to the extent made available under the Con Edison CEBs Severance Pay Plan to Employer Company Employees or former employees terminated prior to the Closing Date who are eligible for benefits under that plan, neither of the Employer Companies have any plans or arrangements that provide for medical or life insurance coverage after termination of employment.

(x) Other than routine claims for benefits, there are no Claims pending or, to the Knowledge of Seller, threatened, against any Employer Company Employee Plan or against the assets of any Employer Company Employee Plan or of either of the Employer Companies with respect to any Benefit Plan, or Claims by any Employer Company Employee or former Employer Company employee with respect to any Benefit Plan or the assets thereof, nor are there any current or, to the Knowledge of Seller, threatened, liens on the assets of any Employer Company Employee Plan or of any of the Companies with respect to any Benefit Plan. The Employer Companies have performed all material obligations required to be performed by them under or with respect to the Benefit Plans.

Section 4.21 Financial Statements.

(a) Seller has made available to Buyer true and complete copies of (i) the audited balance sheet of Lakewood Cogeneration Limited Partnership for the fiscal year ended December 31, 2006 and the related audited statements of operations, changes in partnership deficit and cash flows for the fiscal year then ended (the “Lakewood Audited Balance Sheet”), (ii) the unaudited balance sheet of each Company (other than Lakewood Cogeneration Limited Partnership), in each case, for the fiscal year ended December 31, 2006 and the related unaudited statements of operations, changes in partnership deficit and cash flows for the fiscal year then ended (the “Unaudited Balance Sheets”); and (iii) the unaudited balance sheet of each Company, in each case, for the nine months ended September 30, 2007 and the related unaudited statements of operations, changes in partnership deficit and cash flows for the nine month period then ended (the “September 30 Balance Sheets” and, together with the Lakewood Audited Balance Sheet and the Unaudited Balance Sheets, the “Financial Statements”).

(b) Except as set forth in Schedule 4.21(b), the Financial Statements were prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller and fairly present the financial condition and results of operations of the relevant Company as of the respective dates thereof and for the respective periods covered thereby

(subject, in the case of unaudited statements to the absence of notes and normal year-end audit adjustments that are not material in amount). The financial and accounting records of each Company are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies and have been maintained in accordance with good business and accounting practices.

Section 4.22 Conduct in the Ordinary Course; Absence of Changes. Except as set forth on Schedule 4.22, since September 30, 2007, each Company has conducted its business in the ordinary course and consistent with past practice. Without limitation of the foregoing, since September 30, 2007, except as set forth on Schedule 4.22 and except as expressly required or permitted by this Agreement:

(a) no Company is involved in any payment dispute in excess of $500,000 with any of its counterparties;

(b) no Company has implemented any change in its accounting methods or practices materially affecting its Assets (provided that the representation in this Section 4.22(b) applies only to the period between September 30, 2007 and the date hereof);

(c) no event has occurred which would entitle any party (with or without the giving of notice) to call for the repayment of any indebtedness of a Company prior to its normal maturity date;

(d) no asset of a value or price in excess of $500,000 has been acquired or disposed of or agreed to be acquired or disposed of by a Company, and no contract involving expenditure by it in excess of $500,000 in total has been entered into by any Company (provided that the representation in this Section 4.22(d) applies only to the period between September 30, 2007 and the date hereof);

(e) no Company has hired any consultant (except those that may be terminated on no more than 60 days notice) or changed the compensation, bonus or benefits of any of its employees or consultants in any material respect, or adopted or materially amended any employee benefit plan, program or arrangement, in each case except for amendments required by Law, except as set forth in or required by the Collective Bargaining Agreement between Consolidated Edison Energy Massachusetts and International Brotherhood of Electrical Workers Local Union 455, including all Letters of Understanding relating thereto, effective October 1, 2007 through September 30, 2011 (the “CBA”) or the immediately prior Collective Bargaining Agreement that was in place (provided that the representation in this Section 4.22(e) applies only to the period between September 30, 2007 and the date hereof); and

(f) no event or condition has occurred which, individually or in the aggregate, has had, or will have, a Material Adverse Effect.

Section 4.23 Certain Matters Regarding the Projects. With respect to the full unforced capacity of the Projects, one of the Companies or a Non-Company Affiliate has (a) bid each of the Projects into the PJM Interconnection, L.L.C. capacity market for the June through May periods of each of 2007 through 2010, and (b) qualified each of the Projects for the ISO New England, Inc. capacity market for the annual periods of each of 2007 through 2010, and, in each case, such entity(ies) are currently receiving payments in connection therewith for the current period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Schedules pertaining to the Sections of this Article V (with any disclosure in such a Schedule being deemed and understood to be a disclosure in each other such Schedule to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Buyer is duly qualified or licensed to do business in each other jurisdiction where the obligations to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform such obligations hereunder.

Section 5.2 Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 5.3 No Conflicts. The execution and delivery by Buyer of this Agreement do not, the performance by Buyer of its obligations hereunder will not, and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Buyer is a party,

except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”), the Company Consents, the Seller Approvals and the Parent Company Consents have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer or any of its material Assets or (ii) require any consent or approval of any Governmental Authority under any Law.

Section 5.4 Legal Proceedings. There is no Claim or, to Buyer’s knowledge, investigation by a Governmental Authority pending against or, to Buyer’s knowledge, threatened against, Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.5 Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

Section 5.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller would become liable or obligated.

Section 5.7 Acquisition as Investment. Buyer is acquiring the Purchased Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person except in accordance with all Laws. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the express representations and warranties of Seller in this Agreement), its own analysis of the Purchased Interests, the Project Companies, the Projects and the Purchased Assets for the purpose of acquiring the Purchased Interests. Buyer acknowledges that the Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Interests may be transferred, except pursuant to an applicable exemption under the 1933 Act or a transaction not subject to the 1933 Act. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the 1933 Act.

Section 5.8 Financial Resources. Buyer has delivered, or caused to be delivered, to Seller, correct, complete and fully executed copies of (a) signed commitment letters dated the date hereof from Allco Finance Group Limited and Industry Funds Management (Nominees) Ltd. (collectively, the “Equity Investors”) to provide equity financing in the aggregate amount of $597,000,000.00 (the “Equity Commitment Letters”) and (b) a signed financing commitment, as amended through the date hereof, from Barclays Bank PLC (the “Debt Commitment Letter”) to provide Buyer with financing in the aggregate amount of $880,000,000.00 (together with the

Equity Commitment Letters, referred to, collectively, as the “Commitments,” and individually, as a “Commitment”). Assuming consummation of the transactions contemplated by the Commitments, Buyer shall have at the Closing proceeds in connection with the Commitments in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement. As of the date hereof, none of the Commitments has been amended or modified, and the respective commitments contained in the Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, (i) the Equity Commitment Letters, in the forms so delivered, are in full force and effect and are a legal, valid, and binding obligation of the parties thereto, (ii) the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, and (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer under any Commitment.

Section 5.9 No Conflicting Contracts. Except as set forth in Schedule 5.9, neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any power facility, or otherwise owns Assets or is engaged in a business, that would reasonably be expected to hinder or cause an undue delay in any Governmental Authority’s granting of a Buyer Approval, a Seller Approval, a Company Consent or a Parent Company Consent, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract, acquire any such Assets or engage in any such business prior to the Closing Date.

Section 5.10 Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Companies, the Purchased Assets and the Projects. In making its decision to execute this Agreement and to purchase the Purchased Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the express representations, terms and conditions of this Agreement.

Section 5.11 No Knowledge of Seller’s Breach. Buyer has no knowledge of any breach of any representation or warranty, including any breach of Section 4.22, by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder.

Section 5.12 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against, it.

ARTICLE VI

COVENANTS

The Parties hereby covenant and agree as follows:

Section 6.1 Regulatory and Other Approvals. During the Interim Period:

(a) The Parties will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain the Seller Approvals, Parent Company Consents, the Company Consents and Buyer Approvals in form and substance reasonably satisfactory to Seller and Buyer, and to make all required filings with, and to give all required notices to, the applicable Governmental Authorities and (ii) cooperate in good faith with the applicable Governmental Authorities and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith. In furtherance of the foregoing, Seller agrees to use its commercially reasonable efforts, during the period of 15 Business Days commencing on the first Business Day after the date hereof, to arrange for a meeting between Buyer and each of the counterparties to the Material Contracts. If Seller does not or is unable to arrange for such meetings, then Buyer shall be permitted to contact such counterparties directly. At any such meeting arranged with such counterparties, Representatives of Seller shall be entitled to attend and participate therein.

(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c) In furtherance of the foregoing covenants:

(i) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by FERC, including, but not limited to, under sections 8 and 203 of the Federal Power Act, or under the HSR Act or any other federal, state or local Laws. Each Party shall submit such filings to the applicable Governmental Authority as soon as practicable, but in no event later than 30 days after the execution hereof for filings with the FERC and under the HSR Act. The Parties shall request expedited treatment of any such filings, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with each other in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with each other and shall agree in good faith upon the timing of such filings.

(ii) Each Party shall cooperate to comply with any applicable ownership transfer requirements under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1-6K et seq., as amended, and its implementing regulations applicable to any Project Companies (“ISRA”).

(iii) Neither Party shall, and each Party shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.

(iv) The Parties shall file with the Committee on Foreign Investment in the United States (“CFIUS”), as promptly as practicable, a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Provision”), in respect of the transactions contemplated hereby. The Parties shall cooperate with each other in the preparation of this filing in such manner as is reasonably necessary and appropriate. Each Party shall promptly furnish the other Party with any necessary information and reasonable assistance that such other Party may reasonably request in connection with this filing. The Parties shall promptly, appropriately and reasonably respond, after consultation between the Parties, to any requests in connection with this filing from CFIUS or its member agencies.

Section 6.2 Access of Buyer.

(a) During the Interim Period, Seller will provide, and will cause the Project Companies to provide, Buyer and its Representatives with reasonable access, upon reasonable prior notice (but in no event less than 5 Business Days’ prior written notice) and during normal business hours, to the Projects, the officers and employees of Seller and its Affiliates who have significant responsibility for one or more Project Companies and to the Companies’ properties, books, Contracts and records and members of management, and Seller shall furnish promptly to Buyer such information concerning the Companies’ business and properties as Buyer may reasonably request, but only to the extent that such access and such requests do not unreasonably interfere with the business of Seller and its Affiliates or the Businesses of the Project Companies, and that such access is reasonably related to the requesting Party’s obligations and rights hereunder, and subject to compliance with Laws; provided that Seller shall have the right to (i) have a Representative present for any communication with employees or officers of Seller or its Affiliates and (ii) impose reasonable restrictions and requirements for safety purposes. Buyer shall be entitled, at its sole cost and expense, to have the Property surveyed and to conduct non-invasive physical inspections; provided that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Property. Promptly upon completion of any such entry, Buyer shall repair any damage caused by Buyer or Buyer’s Affiliate during such entry. Any access by or disclosure to Buyer pursuant to the foregoing shall be subject to such access or disclosure (A) not violating any Laws or Contracts (provided that with respect to any Contract that would be violated by such access or disclosure, Seller shall exercise commercially reasonable efforts to obtain a waiver or consent from the Contract counterparty in order to permit such access or disclosure), (B) not resulting in the waiver of any attorney/client or attorney work product privilege, (C) not being of confidential information concerning the activities of Seller or the Non-Company Affiliates that is unrelated to the Companies, the Business of any Project Company, or the Projects, (D) not being of proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy or fuel price curves or projections, or other economic predictive models, or (E) with respect to a hedge provider or toller, not being of Contracts that are no longer in force and effect.

(b) During the Interim Period, in no event shall Buyer or any of Buyer’s Affiliates hold any meetings with, or otherwise communicate with, any suppliers, other vendors or customers of any Company, or any representatives of any Governmental Authority, regarding any Project or Company without the prior consent of Seller (which consent will not be unreasonably withheld or delayed); provided that Seller agrees to use its commercially reasonable efforts, during the period of 15 Business Days commencing on the first Business Day after the date hereof, to arrange for a meeting between Buyer and each of Jersey Central Power and Light Company, Osaka Gas and the lenders under Lakewood Cogeneration Limited Partnership’s Credit Agreement, as applicable. If Seller does not or is unable to arrange for such meetings, then Buyer shall be permitted to contact directly the Jersey Central Power and Light Company, Osaka Gas and the lenders under Lakewood Cogeneration Limited Partnership’s Credit Agreement, as applicable. At any such meeting consented to by Seller, Representatives of Seller shall be entitled to participate therein.

(c) Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives from and against any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or their Representatives arising out of the access and other rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on any Property.

(d) Buyer shall use its commercially reasonable efforts to arrange and consummate all of the Commitments, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions in such definitive agreements that are within its control. In the event all or any portion of the equity or debt financing under the Commitments becomes unavailable on the terms and conditions contemplated in the Commitments, Buyer shall use its commercially reasonable efforts to arrange to obtain any such financing from alternative sources as promptly as practicable following the occurrence of such event (the “Alternative Financing”). Buyer shall give Seller prompt notice of any material breach by any party of any Commitments or any termination of any Commitments. Buyer shall keep Seller reasonably informed of the status of their efforts to arrange the Commitments and shall notify Seller of any material modifications to the Commitments.

(e) Seller shall provide, and, prior to the Closing Date, shall cause the Companies to provide, reasonable cooperation in connection with the arrangement of the equity and debt financing contemplated by the Commitments (or Alternative Financing) as may be reasonably requested by Buyer, including (i) participation in a reasonable number (in the aggregate) of meetings, presentations, management presentation sessions, “road shows,” sessions with ratings agencies, and due diligence sessions, (ii) furnishing Buyer and its financing sources with audited financial statements with respect to Lakewood Cogeneration Limited Partnership and assisting Buyer with the preparation (at Buyer’s expense) of combined audited financial statements for the Companies, in each case, for each of the three most recent fiscal years (including, as one of such fiscal years, the fiscal year ended December 31, 2007), furnishing such other financial information regarding the Companies as may be reasonably requested by Buyer, including, if available, unaudited financial statements as of and for the fiscal years ending December 31, 2003 and 2004 and the then most recent quarterly unaudited financial statements (and the corresponding quarterly period for the prior year) and, if not available, information relating to the financial reporting of the Companies, and furnishing usual and customary management representation letters that may be requested by the auditors as a condition of the preparation of the audited financial statements referenced above in this Section 6.2(e), (iii) reasonably assisting Buyer with Buyer’s satisfaction of the conditions, if any, set forth in the Commitments which reasonably require the cooperation of Seller or any Company, and (iv) providing commercially reasonable cooperation with Buyer and Buyer’s lenders and potential physical and financial hedge providers and tollers in connection with hedging the syndication of such debt financing and related activities; provided that (A) Seller’s provision of such cooperation shall not unreasonably interfere with the business of the Seller and its Affiliates or the Businesses of any of the Project Companies or the business of any of the Parent Companies, (B) Seller shall not be required to pay any commitment or other similar fee or incur any cost, expense or liability whatsoever in connection with such cooperation or the equity or debt financing under the Commitments and no Company shall be required, prior to the Closing, to pay any commitment or other similar fee or incur any cost, expense or liability whatsoever in connection with such cooperation or the equity or debt financing under the Commitment, (C) the public accounting firm that will conduct the audit work in connection with the audited financial statements referenced above in this Section 6.2(e) shall be selected by Seller in its sole discretion (unless, in Seller’s sole discretion, Seller expressly permits Buyer to make the selection), (D) Buyer shall promptly pay all fees and expenses of the public accounting firm that conducts the audit work in connection with the audited financial statement referenced above in this Section 6.2(e) (and, if Seller should happen to pay such fees and expenses, to promptly reimburse Seller therefore), (E) Buyer shall pay the Seller for the reasonably allocated and documented cost of each officer or employee of Seller, any Company or any Non-Company Affiliate of Seller who performs any service arising from or in connection with this Section 6.2(e), such cost to be a per hour cost and based on the fully loaded cost (salary, bonuses, benefits, administrative and overhead costs) of each such officer or employee and the time spent on performing services arising from or in connection with this Section 6.2(e), and Buyer shall also reimburse Seller for the reasonable out-of-pocket costs incurred by the Seller, such Company, or Non-Company Affiliate in connection with any officer or employee of Seller, the Company or any Non-Company Affiliate performing any service arising from or in connection with this Section 6.2(e), (F) Seller’s obligations pursuant to this Section 6.2(e) shall not extend beyond the date that is nine months following the completion of the audited financial statements referred to in clause (ii) above, and (G) Buyer shall keep Seller reasonably apprised as to the timing and schedule with respect to the arrangement of the equity and debt financing Commitments (or Alternative Financings). Nothing in this Agreement and no performance or failure to perform any services arising from or in connection with this Section 6.2(e) shall be construed to make the receipt by Buyer or any of its Affiliates of any financing whatsoever (whether debt financing, equity financing, Alternate Financing or otherwise, including any matter referenced in any of the Commitments) or entering into any contracts or other arrangements with physical or financial hedge providers or tollers a condition of Buyer’s obligation to consummate the Closing. The only conditions to Buyer’s obligation to consummate the Closing are set forth in Article VII of this Agreement.

Section 6.3 Certain Restrictions. Except as expressly required or expressly permitted hereby, or as otherwise set forth in Schedule 6.3, during the Interim Period, Seller will cause the Companies and the Projects to operate and be maintained in the ordinary course of business (including with respect to capital expenditures), without contravention of any Material Contract and in accordance with good utility practices and Permits applicable to them, and in accordance, in all material respects, with all Laws. Seller will also cause the Companies to take all commercially reasonable actions as may be necessary to maintain the Projects’ market-based rate authority. Without limiting the foregoing, except as otherwise set forth on Schedule 6.3, except as otherwise expressly required or expressly permitted hereby or as expressly consented to by Buyer in writing (which consent, with respect to clauses (b), (g), (q) and (r) below, shall not be unreasonably withheld or delayed), and except that this Section 6.3 shall not apply to Terminated Contracts or services terminated pursuant to Section 6.7, Seller will, during the Interim Period, cause each of the Companies not to:

(a) permit or allow to exist any Lien (other than a Permitted Lien) to be imposed on or against any of the Purchased Assets or Interests;

(b) grant any waiver of any term under, or give any consent with respect to, any Material Contract (other than consents in connection with day-to-day operations under such Material Contract granted in the ordinary course of business consistent with past practice);

(c) sell, lease, transfer, convey, remove, assign, salvage, or otherwise dispose of any Purchased Assets (including emission credits and allowances) in excess of $100,000 in the aggregate or outside the ordinary course of business consistent with past practice;

(d) other than accounts payable incurred in the ordinary course of business, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person;

(e) except as may be required to meet the requirements of Laws or changes in GAAP, change any financial or tax accounting method, principle or practice or change an annual accounting period;

(f) except in connection with the conversion of Consolidated Edison Energy Massachusetts into a limited liability company, fail to maintain its existence or consolidate with any other Person;

(g) except for capital expenditures for which neither Buyer nor its Affiliates will have any obligation on or following the Closing, authorize or make any capital expenditure or acquire any property or Asset of any other Person that, in the aggregate is in excess of 10% over the aggregate amount of the current capital expenditure budget for the Projects;

(h) (i) except in connection with the conversion of Consolidated Edison Energy Massachusetts into a limited liability company, issue, sell, grant, pledge, dispose of, transfer or encumber any shares of its capital stock, other securities, rights of any kind or ownership interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, other securities, rights of any kind or ownership interest, or any rights, warrants or options to purchase any shares of its capital stock, other securities, rights of any kind or ownership interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, other securities, rights of any kind or ownership or interest; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights or options to acquire any shares of its capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock;

(i) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations; provided that Seller shall cause Consolidated Edison Energy Massachusetts to be converted into a limited liability company in which Seller owns 100% of the membership interests;

(j) purchase any securities of any Person, except in the case of Lakewood Cogeneration Limited Partnership for short-term investments made in the ordinary course of business;

(k) except with respect to any Contract under which performance will be completed prior to Closing and with respect to which neither Buyer nor its Affiliates will have any obligation on or following the Closing, enter into, terminate, replace, extend, renew, fail to enforce any right under, or amend any Contract involving sale or purchase of energy, capacity, ancillary services or fuel (or physical or financial hedges in respect of any of the foregoing) or involving a total consideration or involving indemnification throughout its term in excess of $1,000,000 or which restricts its ability to compete (other than Contracts for the purchase of equipment which are governed solely by Section 6.3(o));

(l) cancel, forgive or release any debts owed to the Companies or waive any claims or rights having a value in excess of $1,000,000 or fail to pay its bills in the ordinary course of business consistent with past practice;

(m) make, amend or revoke any election with respect to Taxes; provided that Seller, shall cause CED Generation Holding to make an election under Treasury Regulation Section 301.7701-3(c) to be treated as a disregarded entity for federal income tax purposes;

(n) except in connection with the conversion of Consolidated Edison Energy Massachusetts into a limited liability company, amend or modify its Charter Documents or grant any power of attorney;

(o) purchase any individual item of equipment involving total consideration in excess of $5,000,000 (other than purchases in the ordinary course of business which will be fully paid prior to Closing); provided that Seller in its sole discretion and without the consent of Buyer may cause a Company to enter into any such purchase so long as Seller first executes and delivers to Buyer a written agreement obligating Seller, at Seller’s expense, to cause any payments and other performance required of a Company pursuant to such purchase after the Closing to be paid by Seller and performed at the expense of Seller (or to advance to Buyer for Buyer’s payment or performance of same) when and as such payments or other performance becomes due pursuant to such purchase;

(p) waive, file, institute, commence, compromise or settle any material Claim or investigation by a Governmental Authority; provided that Seller or the applicable Company may compromise or settle the Lakewood Litigation and/or the Rock Springs Litigation, in each case, solely for a monetary award (without imposition of equitable relief, or admission of wrongdoing by any Company or grant of any amendment, consent or waiver under any Material Contract) that is wholly consistent with the merits set forth in, and the bases of the arguments advanced by, the applicable Company, in Docket No. OCN-L-00545-06 and Case No. 06-1331, as applicable, as of the date of this Agreement;

(q) (A) hire any employee on terms involving annual compensation and bonus in excess of $100,000 in the aggregate for such employee (other than replacements for existing employees on compensation terms substantially similar to the compensation terms of such replaced employees), (B) hire any consultant, unless pursuant to a contract which is terminable upon 90 days notice, (C) change the base compensation of any employee other than in the ordinary course of business and consistent with past practice, or change the bonus or benefits of any employee or consultant in any material respect, or (D) adopt or amend any employee benefit plan, program or arrangement except for amendments to Seller’s Benefit Plans in the ordinary course of business consistent with past practice and which are generally applicable to employees of Seller, or amendments required by Law;

(r) on the date immediately prior to the Closing Date, make any determinations as to whether or not to dispatch any of the Projects without Buyer’s written consent therefor;

(s) take any action or omit to take any action that would reasonably be likely to cause a material breach of Sections 4.11 or 4.23; or

(t) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, without the prior consent of Buyer (i) Seller may permit the Project Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken, and (ii) the maximum available amount under the Support Obligations may be increased, and additional Support Obligations may be furnished, subject to and in accordance with Section 6.5(d)(iii).

Section 6.4 Use of Certain Names. Within 60 days following Closing, Buyer shall use commercially reasonable efforts to cause the Companies to cease using the word “CED”, “Con Ed”, “Con Edison”, “Consolidated Edison”, “Edison” and any word similar thereto or constituting an abbreviation or extension thereof, and the CED, Con Ed, Con Edison, Consolidated Edison and Edison logos (collectively, such words, abbreviations, extensions and logos are referred to herein as the “Seller Marks”), including using commercially reasonable efforts to eliminate the Seller Marks from the Property and Purchased Assets of the Companies and dispose of any unused stationery and literature of the Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Non-Company Affiliate, and Buyer acknowledges that it, its Affiliates and the Companies have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(a) Within 10 days after the Closing Date, Buyer shall cause any Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(b) Within 30 days after the Closing Date, Buyer shall provide evidence that is reasonably acceptable to Seller, that Buyer has made all filings required pursuant to paragraph (a) above with, and has provided notice to, all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Company and the Purchased Assets thereof to Buyer and the new addresses for notice purposes.

Section 6.5 Support Obligations.

(a) Buyer recognizes that Seller and/or certain of the Non-Company Affiliates have provided credit support to certain of the Project Companies with respect to the Projects pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 6.5(a) (such support obligations contained in Schedule 6.5(a) are hereinafter referred to as the “Support Obligations”).

(b) Prior to Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing Date, of the Seller and Non-Company Affiliates from all Support Obligations, including by using commercially reasonable efforts to:

(i) furnish a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit and from lending institutions that have a Credit Rating commensurate with or better than that of lending institutions for such existing letter of credit;

(ii) institute an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iii) furnish a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a net worth or Credit Rating acceptable to the beneficiary of such existing guaranty, and containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty;

(iv) post a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially similar to the terms and conditions of such existing surety or performance bond; and

(v) replace any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

Nothing contained in this Agreement shall prohibit Buyer from furnishing a letter of credit to replace each of the Support Obligations described in Sections 6.5(b)(ii) through (v) above, in each case, containing terms and conditions that provide credit support substantially similar to the existing Support Obligations and such letters of credit shall be from lending institutions that have a Credit Rating acceptable to each obligee.

(c) Buyer and Seller shall cooperate and use their commercially reasonable efforts to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.5(b)(ii) and (ii) terminate, surrender and redeliver to Seller, one of its Affiliates or Seller’s other designee each original copy (to the extent reasonably practicable) of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(d) If Buyer is not successful, following the use of its commercially reasonable efforts, in obtaining the complete and unconditional release of Seller and the Non-Company

Affiliates from any Support Obligations by the Closing Date (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.5(d)(i), a “Continuing Support Obligation”), then:

(i) from and after the Closing Date, Buyer shall continue to use its commercially reasonable efforts to obtain promptly the full and unconditional release of Seller and the Non-Company Affiliates from each Continuing Support Obligation;

(ii) from and after Closing, Buyer shall reimburse and indemnify Seller and the Non-Company Affiliates for, from and against any liabilities, losses, costs or expenses incurred by Seller or the Non-Company Affiliates in connection with any and all Continuing Support Obligations (including any demand or draw upon, or withdrawal from, or payment under any Continuing Support Obligation, the amount of which shall be reimbursed by Buyer within 3 Business Days of demand therefor to Buyer of the demand or request for payment under the Continuing Support Obligation), except to the extent that any such liabilities, losses, costs or expenses are incurred as a result of the failure by Seller or any Non-Company Affiliate to comply with the terms of any Continuing Support Obligation; and

(iii) as security for Buyer’s obligations pursuant to Section 6.5(d)(ii) (which security may be drawn down upon if Buyer does not timely perform its obligations pursuant to Section 6.5(d)(ii)), Buyer shall deliver to Seller at the Closing and maintain at all times thereafter until the full and unconditional release of each Continuing Support Obligation in accordance with Section 6.5(d)(i) (the “Permitted Expiry”) a letter of credit (the “Buyer L/C”) that satisfies the Letter of Credit Requirements and is in the amount of the total of the maximum available amounts under all Continuing Support Obligations combined as such maximum available amounts for each Support Obligation are listed on Schedule 6.5(a), it being understood and agreed that subject to Section 6.3, Schedule 6.5(a) may be modified by one or more Updated Schedules during the Interim Period to reflect increased maximum available amounts under one or more Support Obligations above those shown for such Support Obligation on Schedule 6.5(a) as of the execution of this Agreement, which increased maximum amounts were reasonably required during the Interim Period in order for a Company to operate in the ordinary course of business consistent with past practice, or to reflect the maximum amounts of Support Obligations that were not listed on Schedule 6.5(a) as of the execution of this Agreement but which were reasonably required during the Interim Period in order for a Company to operate in the ordinary course of business consistent with past practice; provided, however, that the total of the incremental increases in the maximum available amounts under the Support Obligations listed on Schedule 6.5(a) as of the execution of this Agreement and the maximum amounts of the Support Obligations that were furnished anew during the Interim Period shall not exceed an amount equal to twenty percent (20%) of the total of the maximum available amounts under the Support Obligations as listed on Schedule 6.5(a) as of the execution of this Agreement; and provided further that, to the extent the aggregate amount of the Continuing Support

Obligations is reduced on or after the Closing Date pursuant to Section 6.5(d)(i), Buyer shall be entitled to amend or reduce the available amount under or replace the Buyer L/C from time to time to reflect such reduction. If at any time prior to the Permitted Expiry, the Buyer L/C has an expiration date earlier than the Permitted Expiry, then the Buyer shall cause to be provided to Seller, at least thirty (30) days prior to the expiration date of the Buyer L/C, a substitute Buyer L/C (which may consist of an amendment to the Buyer L/C) containing an expiration date that is at least ninety (90) days later than the expiration date of the Buyer L/C it is amending or replacing. If, at any time prior to the Permitted Expiry, the Credit Rating of the bank issuing the Buyer L/C falls below the level specified in the Letter of Credit Requirements or such bank repudiates its obligations under, or fails to honor or pay against, the Buyer L/C, the Buyer shall cause to be furnished to Seller a substitute Buyer L/C promptly (and, in any event, within three (3) Business Days) after written notice demanding such substitute Buyer L/C has been given to Buyer. In each case where a substitute Buyer L/C is required to be furnished pursuant to this Agreement, the substitute Buyer L/C shall be required to comply with all requirements pertaining to the Buyer L/C set forth in this Agreement, including the Letter of Credit Requirements, and shall be considered the Buyer L/C following its provision. Concurrently with Seller’s receipt of a substitute Buyer L/C, Seller shall return to Buyer any Buyer L/C that is being replaced by such substitute Buyer L/C. Should Buyer fail to cause a substitute Buyer L/C to be furnished within the time specified in, and as otherwise required by, this Agreement, including under circumstances where (a) the Credit Rating of the bank issuing the Buyer L/C falls below the level specified in the Letter of Credit Requirements, (b) the bank issuing the Buyer L/C repudiates its obligations under, or fails to honor or pay against, the Buyer L/C, or (c) the expiration date of the Buyer L/C is required to be extended, then the aggregate amount then outstanding of the Continuing Support Obligations shall be owed to Seller for use as a cash security deposit and Seller may, without limitation or duplication of any other rights or remedies that may be available to it, draw down the entire remaining amount of the Buyer L/C in the same manner as provided in the next sentence. Should Seller exercise its rights under this Section 6.5(d)(iii) to draw down the entire remaining amount of the Buyer L/C, the cash obtained as a result of such drawing shall be utilized as a cash security deposit for the performance by Buyer of its obligations in Section 6.5(d)(ii), with the right to draw upon such cash security deposit in accordance with the terms hereof at any time prior to the Permitted Expiry to the same extent that the Buyer L/C could have been drawn upon had it remained in force and effect (and assuming that the expiration date of the Buyer L/C was the Permitted Expiry). If, for any reason, cash is not furnished to Seller within the time for payments under the Buyer L/C and in the amount of, and otherwise in accordance with, the drawing request under the Buyer L/C as contemplated above, then the Buyer shall remain obligated to furnish a substitute Buyer L/C within the applicable time set forth in this Agreement for furnishing a substitute Buyer L/C. Assuming that cash in the amount of, and otherwise in accordance with, the drawing request under the Buyer L/C is furnished to Seller within the time for payments under the Buyer L/C, then Buyer may at any time thereafter furnish a substitute Buyer L/C to Seller and, if the required substitute Buyer L/C is so furnished to Seller (and, in any event, promptly after the Buyer L/C Permitted Expiry), Seller shall return to Buyer a sum of cash equal to (a) the amount of the cash security deposit obtained as a result of the draw down upon the prior Buyer L/C as permitted by this Section 6.5(d)(iii), minus (b) the aggregate amount of any and all drawings made by Seller on such cash security deposit as permitted hereunder. Seller shall be required to keep any cash security deposit in a separate interest bearing account, and, shall not be entitled to use, possess, invest, commingle, assign, sell, or pledge such cash security deposit for any purpose other than drawing upon such cash security deposit in accordance with the terms hereof. Any interest on such cash security deposit shall be the sole property of Buyer.

(e) Seller and the Non-Company Affiliates may not terminate any Continuing Support Obligations at any time on or after the Closing Date.

(f) During the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.5; provided that (i) Buyer shall give Seller prior notice before making any such contact, (ii) Seller have the right to have one of its Representatives present via telephone or in person, as applicable, during any such contact or discussion, (iii) Buyer shall contact and hold discussions with such beneficiaries only through Representatives of Buyer previously approved by Seller and (iv) Buyer shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller.

Section 6.6 Employee, Labor and Benefit Matters.

(a) Except in the case of the Con Edison CEBs Severance Pay Plan (which is governed exclusively by Section 6.6(c)) (the “Seller’s Severance Plan”), the employment of the Employer Company Employees shall be deemed to be terminated on the Closing Date solely for the purposes of the Seller’s Benefit Plans and the rights of and benefits available to Employer Company Employees under Seller’s Benefit Plans shall be determined and calculated accordingly. The Seller’s Benefit Plans shall not be transferred to or assumed by Buyer or any of the Companies and Buyer and the Companies shall have no liability or responsibility under the Seller’s Benefit Plans.

(b) Except as required by Law or in accordance with the terms of the applicable Benefit Plans, Employer Company Employees shall not be permitted to continue to participate in Seller’s Benefit Plans on or after the Closing Date. Except as set forth in Section 6.6(c) and (j), Seller shall retain responsibility for any and all obligations to Employer Company Employees (including those relating to expenses incurred by Employer Company Employees or their eligible dependents prior to the Closing Date) arising under Seller’s Benefit Plans and based solely on participation by Employer Company Employees in Seller’s Benefit Plans prior to the Closing Date, and shall indemnify and hold Buyer and the Companies harmless against such retained obligations.

(c) Effective on and after the Closing Date, Buyer shall cause the employer of each Employer Company Employee who is employed on or after the Closing Date by Buyer, any of its Affiliates, any of the Companies, or any related entity that the foregoing may cause to so employ any Employer Company Employee, to have in effect a severance plan (collectively, the “Buyer’s Severance Plan”) that contains terms that are substantially the same in all material respects to the Seller’s Severance Plan, as in effect as of the date hereof, including crediting Employer Company Employees for their service prior to the Closing Date with any of the Companies or their Affiliates. Buyer shall cause the Buyer’s Severance Plan to remain in effect for such period as will permit any Employer Company Employee who is employed as aforesaid on or after the Closing Date to be entitled to benefits under the Buyer’s Severance Plan if such Employer Company Employee’s employment is terminated during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date (the “Severance Period”), and the nature of such termination qualifies the Employer Company Employee for benefits under the Buyer’s Severance Plan. Buyer shall cause the Buyer’s Severance Plan to remain free of any amendments, suspensions or terminations which would serve to reduce the benefits available thereunder to Employer Company Employees during the Severance Period, or impose new or additional limitations on the eligibility of Employer Company Employees during the Severance Period for benefits thereunder, or frustrate the intention of the foregoing provisions. Buyer shall cause the Employer Companies on and after the Closing Date to assume responsibility for, and Buyer shall indemnify and hold Seller and its Affiliates harmless from and against, all rights and claims, if any, of Employer Company Employees against Seller and/or Seller’s Affiliates and all obligations, if any, of Seller and/or Seller’s Affiliates to Employer Company Employees under the Seller’s Severance Plan based on any action, including termination of employment of any Employer Company Employees, that may be taken by the Buyer, any of its Affiliates or any of the Companies (or any related entity that the foregoing may cause to so employ any Employer Company Employee) on and after the Closing Date.

(d) Buyer shall cause any and all Employer Company Employees who are employed on the Closing Date by Buyer or any of its Affiliates, and who participate in any existing or future employee benefit plan (other than any defined benefit plan, as defined in Section 414(j) of the Code or Section 3(35) of ERISA) of Buyer or any of its Affiliates, any of the Companies, or any related entity that the foregoing may cause to so employ the Employer Company Employees (collectively, “Buyer’s Benefit Plans”), to be (i) credited under Buyer’s Benefit Plans for their service prior to the Closing Date with any of the Employer Companies or any of their Affiliates for purposes of eligibility, pre-existing condition limitations, vesting, employer contributions, matching contributions, severance allowance and service-related level of benefits under Buyer’s Benefit Plans (provided that there shall be no duplication of benefits and that, subject to Sections 6.6(g), (h) or (i), service with any of the Companies or their Affiliates prior to the Closing Date will not be required to be counted for purposes of benefit accruals after the Closing Date under any Buyer’s Benefit Plan that may be established or amended after the Closing Date to provide for benefits based on accrued service); and (ii) credited for any co-payments and deductibles paid in connection with Seller’s Benefit Plans prior to the Closing

Date in satisfying any applicable deductible or out-of-pocket requirements under any applicable Buyer’s Benefit Plans for the year in which the Closing occurs. Buyer shall (A) cause the applicable entity under the Buyer’s Benefit Plans to waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to all Employer Company Employees (provided that if applicable Laws require, as a precondition to such waiver with respect to any Employer Company Employee, that a certificate of coverage with respect to such Employer Company Employee under the Health Insurance Portability and Accountability Act of 1996 first be provided to Buyer, then Buyer may condition this waiver obligation for such an Employer Company Employee upon receipt of such certificate), and (B) cause the applicable entity under the Buyer’s Benefit Plans to waive all exclusions with respect to participation and coverage requirements applicable to the Employer Company Employees, other than, in the case of both (A) and (B) above, limitations, exclusions or waiting periods under Seller’s Benefit Plans that, as of the Closing Date, are in effect with respect to such Employer Company Employees and have not been satisfied or waived.

(e) Seller shall take, or cause to be taken, (i) such actions, if any, as may be necessary to fully vest, as of the Closing Date, each Employer Company Employee’s account balance under the Consolidated Edison Thrift Savings Plan (“Seller’s 401(k) Plan”) and (ii) such actions, if any, as may be required by Seller’s 401(k) Plan, to notify, following the Closing Date, Employer Company Employees participating in Seller’s 401(k) Plan that they are entitled to an immediate distribution from Seller’s 401(k) Plan. Buyer agrees to cause any defined contribution plan that may be maintained or contributed to by Buyer or any of its Affiliates, any of the Companies, or any related entity that the foregoing may cause to employ any Employer Company Employee, and that is intended to be qualified under Sections 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”) to provide, upon such administrative terms and conditions as may be established by Buyer in its reasonable discretion, each Employer Company Employee an opportunity to make a direct rollover to Buyer’s 401(k) Plan of an eligible distribution from Seller’s 401(k) Plan that includes promissory notes reflecting the Employer Company Employee’s then outstanding participant loan(s) under Seller’s 401(k) Plan. Buyer and Seller shall cooperate in good faith to effectuate the provisions of this Section 6.6(e).

(f) On and after the Closing Date, Buyer shall cause Consolidated Edison Energy Massachusetts to perform the obligations of that Employer Company for periods on and after the Closing Date under the CBA through the expiration date of the CBA, and on and after the Closing Date, shall provide the employee benefits required under and in accordance with the terms of the CBA.

(g) As of the Closing Date, Buyer shall cause Consolidated Edison Energy Massachusetts to provide the employee benefits required to be provided to Employer Company Employees for periods on and after the Closing Date pursuant to section 5.7(e) of the Purchase and Sale Agreement between Consolidated Edison Energy, Inc. and Western Massachusetts Electric Company dated January 21, 1999, which Purchase and Sale Agreement was assigned to and assumed by Consolidated Edison Energy Massachusetts pursuant to the Assignment and Assumption Agreement between Consolidated Edison Energy, Inc. and

Consolidated Edison Energy Massachusetts effective July 23, 1999. Buyer shall cause these obligations to be performed subject to the terms of such section 5.7(e) and the CBA. To meet the level of pension benefits set forth in the first sentence of such section 5.7(e) for the employees covered by such section, the level of pension benefits provided by Consolidated Edison Energy Massachusetts under a tax-qualified defined benefit pension plan participated in by that Employer Company on and after the Closing Date may be combined not only with the benefits provided such employees under the Northeast Utilities Service Company Retirement Plan as specified in such section 5.7, but also with the benefits provided such employees under The Consolidated Edison Retirement Plan.

(h) For Employer Company Employees covered by the CBA, the obligations of the Buyer set forth in this Section 6.6 shall be subject to the terms of the CBA and all applicable labor and employment law requirements.

(i) Seller’s Affiliate, Consolidated Edison Company of New York, Inc. (“CECONY”), currently maintains a retiree health program (the “Sellers Retiree Health Plan”) for individuals, including Employer Company Employees, who are participants in The Consolidated Edison Retirement Plan and who meet certain other eligibility requirements. Consolidated Edison Energy Massachusetts, with respect to its employees whose employment is subject to the CBA which requires or may require the provision of retiree health benefits and who retire from that Company after the Closing Date and meet the other eligibility requirements for such benefits, will be required to perform the obligations under the CBA relating to providing retiree health benefits to such employees.

(j) On and after the Closing Date, Buyer and the Employer Companies will not be obligated to contribute to the provision of retiree health benefits, if any, provided under the Seller’s Retiree Health Plan to Employer Company Employees who retire from either of the Employer Company Employers prior to the Closing Date. With respect to each Employer Company Employee who terminates employment with the Employer Companies during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date and who, as of the Closing Date, would have been eligible to receive retiree health benefits under Seller’s Retiree Health Plan had such Employer Company Employee retired prior to the Closing Date (each, a “Retiree Eligible Employee”), Seller shall pay to Buyer, within 30 days after the first anniversary of the Closing Date, an amount equal to $60,000; provided that such payment shall be utilized by Buyer or an Employer Company to fund retiree health benefits for such Retiree Eligible Employee.

Section 6.7 Termination of Certain Services and Contracts.

(a) Subject to Section 6.7(c), prior to the Closing, Seller shall (without further liability of any Company thereunder or therefor) (i) terminate, sever, or assign to Seller or a Non-Company Affiliate effective upon or before the Closing any services provided to any of the Project Companies by Seller or a Non-Company Affiliate, including the termination or severance of insurance policies (including those policies referred to in Section 6.9), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts) and (ii) use commercially reasonable efforts to terminate or assign to Seller or a Non-Company Affiliate each Contract listed on Schedule 6.7 (such Contracts listed, collectively, the “Terminated Contracts”).

(b) On or before December 31, 2007, Seller shall cause the applicable Companies to enter into an extension of the Substation Switching Services Agreement, dated May 1, 2004, by and between CED Operating and Orange & Rockland Utilities, Inc. on the same or substantially similar terms, through to December 31, 2008.

(c) Seller agrees that promptly following the date hereof Seller and Buyer shall organize a transition team to coordinate the transition activities during the Interim period, for the purposes of developing a plan for the transition of the Projects from Seller to Buyer. Seller shall cooperate in good faith to provide such support and resources as may be reasonably required to implement such transition. Seller shall use commercially reasonable efforts to facilitate discussions between the Buyer and the counterparties to Material Contracts in connection with the implementation of the transition plan. Each of the Seller, Buyer and their respective Affiliates will bear the costs each incurs in planning and implementing the transition plan; provided, however, that Seller shall not be required to incur any additional third-party out-of-pocket costs in connection with the services provided by Seller or its affiliates or any third party pursuant to this Section 6.7(c).

Section 6.8 Distributions. Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to cause the Companies to pay cash dividends, make cash distributions to Seller or its Affiliates at any time prior to the Closing.

Section 6.9 Insurance. Buyer acknowledges and agrees that the insurance policies described on Schedule 4.16 shall not be transferred to Buyer, any Company, or Buyer’s Affiliates or be retained or assumed by any Company on or after the Closing. Seller shall maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 4.16 (as such Schedule may be modified by an Updated Schedule) throughout the Interim Period. Any and all such insurance coverage available under such insurance policies with respect to or relating to the Companies, their Assets, operations, properties, officers, directors and employees, may, in Seller’s sole discretion, be cancelled or terminated for the period beginning on the Closing; provided that following the Closing, Seller shall be responsible for all claims and claim recovery, to the extent arising from events that occurred prior to the Closing and which are covered (or would have been covered, but for the termination of any policy) by the terms and conditions of the insurance policies listed under the heading “Section 6.9 Insurance Policies” on Schedule 4.16 (collectively, the “Applicable Insurance Policies” and each, an “Applicable Insurance Policy”) and shall submit such claims for coverage under the Applicable Insurance Policies or shall be liable for such coverage amount in the event that the Applicable Insurance Policy has been terminated by Seller. Seller agrees to be responsible for the applicable deductible associated with such claim under the Applicable Insurance Policy, but Seller shall not be responsible for any portion of any claim to the extent such portion is denied by the insurance carrier nor shall Seller be responsible for any portion of any claim to the extent such portion is not covered because of one or more exclusions, coverage limits or sublimits, or other terms and conditions of any Applicable Insurance Policy other than the deductible associated with such claim. Other than as expressly set forth in this Section 6.9, Seller shall have no responsibility, from and after the Closing, with respect to insurance for any of the Companies, their Assets, operations, properties, officers, directors or employees for any periods from and after the Closing.

Section 6.10 Casualty.

(a) If any of the Purchased Assets is damaged or destroyed during the Interim Period, then:

(i) as promptly as practicable after such damage or destruction occurs, the aggregate cost of restoring such damaged or destroyed Purchased Assets to their condition immediately prior to such damage or destruction (the “Restored Condition”) shall, subject to Section 6.10(d), be determined by a qualified engineering firm reasonably acceptable to Buyer and Seller (the “Qualified Engineering Firm”) (such aggregate cost with respect to all such Purchased Assets, the “Full Restoration Cost”);

(ii) Seller shall (unless the Buyer shall have elected its termination right set forth in Section 6.10(b)), as promptly as practicable after such damage or destruction occurs and through the end of the Interim Period, undertake at its sole cost and expense to replace, repair, rebuild or restore such Purchased Assets to the Restored Condition, it being understood that the obligation of Seller to proceed with such replacement, repair, rebuilding or restoration may, after consultation with and agreement from the Buyer, continue beyond the Closing if Seller elects (the “Repair Election”) to continue with such replacement, repair, rebuilding or restoration after Closing, in which event, Seller shall repair, rebuild or restore such Purchased Assets to the Restored Condition (i) at its sole cost and expense, (ii) in accordance with good utility practices and Permits applicable to it, Buyer or the applicable Project Company, and in accordance, in all material respects, with all Laws, (iii) as promptly as reasonably practicable (taking into account good utility practices), and (iv) in consultation with Buyer or the applicable Project Company;

(iii) unless the Seller shall have made the Repair Election, the Purchase Price shall be reduced by an amount equal to the remaining aggregate cost, as of Closing,

to complete the replacement, repair, rebuilding or restoration of such damaged or destroyed Purchased Assets to the Restored Condition, as estimated by the Qualified Engineering Firm (the “Closing Restoration Cost”), which Closing Restoration Cost shall be reduced by the amount of any related insurance proceeds paid to and, after the Closing, retained by the applicable Project Company (the “Casualty Insurance Proceeds”); provided that if the Parties are unable to obtain an estimate of the Closing Restoration Cost from the Qualified Engineering Firm prior to the Closing Date, then the Parties shall reasonably agree in good faith with respect to such Closing Restoration Cost and, within 10 Business Days of the determination by the Qualified Engineering Firm following Closing of the Closing Restoration Cost, the Parties shall reimburse each other for any overpayment or underpayment, as applicable, as of Closing of the Closing Restoration Cost, based on the Qualified Engineering Firm’s determination thereof;

(iv) such casualty loss shall not otherwise affect the Closing;

(v) if any such damaged or destroyed Purchased Assets have not been replaced, repaired, rebuilt or restored to the Restored Condition prior to Closing, then, for up to eight full weeks immediately following the Closing, Seller shall pay to Buyer an amount equal to the greater of (A) the Weekly BI Proceeds for each such week, or (B) for each Specified Turbine suffering an Outage during such week, a weekly amount equal to $200,000 (if at least 4 of the days of such week occur during July or August) or $100,000 (if at least 4 of the days of such week occur during a month other than July or August); provided that the amounts designated in this clause (iv)(B) shall not be payable with respect to more than 2 Specified Turbines; provided that in all cases, amounts paid pursuant to this Section 6.10(a)(v) shall be pro-rated for partial weeks.

(vi) for purposes of clause (v) above:

(vii) (A) “Weekly BI Proceeds” means the amount of any business interruption insurance proceeds paid to and retained by Seller with respect to any period following the Closing and with respect to any Purchased Assets that have not been restored to the Restoration Condition prior to Closing;

(viii) (B) “Specified Turbine” means both of the 7FA turbines at the Ocean Peaking Power Project, both 7FA turbines at the Rock Springs Project, and, at the CEEMI Project, WS #3, CEEMX CT1 and CEEMX CT2;

(ix) (C) “Outage” means any damage or destruction to any Purchased Asset such that the Specified Turbine is unable to produce electricity; and

(x) if Seller receives any Weekly BI Proceeds for any week following the eighth full week after the Closing, then Seller shall promptly remit such Weekly BI Proceeds to Buyer.

(b) If any of the Purchased Assets is damaged or destroyed during the Interim Period and the Full Restoration Cost is in excess of 10% of the Base Purchase Price, then Buyer may elect to terminate this Agreement by providing written notice to Seller.

(c) If, following the Closing, any Casualty Insurance Proceeds are paid to and retained by any Project Company in connection with any damage or destruction to any Purchased Assets during the Interim Period and if the Closing Restoration Cost has not been reduced by the amount of such Casualty Insurance Proceeds, then Buyer shall pay to Seller the amount of such Casualty Insurance Proceeds within 10 Business Days of the receipt thereof.

(d) If, in the Seller’s reasonable judgment (i) the cost of restoring such damaged or destroyed Purchased Assets to the Restored Condition is less than $5 million and (ii) such restoration will be completed by the expected Closing Date, the requirement to engage the Qualified Engineering Firm shall not apply.

Section 6.11 Condemnation. If any of the Purchased Assets is taken by condemnation during the Interim Period and such Purchased Assets have an aggregate condemnation value (as determined by a qualified firm reasonably acceptable to Buyer and Seller) (such aggregate value with respect to such Purchased Assets net of the reasonable costs of recovery, the “Condemnation Value”) greater than $5,000,000 but do not have a Condemnation Value in excess of 20% of the Base Purchase Price, then Seller may elect to reduce the Purchase Price by such Condemnation Value (less the amount of any condemnation award proceeds which shall be paid to Buyer) by notice to Buyer, and such condemnation shall not affect the Closing. If Seller does not make such an election within 45 days after the award of the condemnation proceeds (or, if earlier, at least 10 Business Days prior to the expected Closing) or, if as a result of such condemnation the balance of the Purchased Assets, considered collectively by Project, cannot be used in a reasonably efficient manner for its current purposes, Buyer may elect to terminate this Agreement by written notice to Seller. If the Condemnation Value is in excess of 20% of the Base Purchase Price, Buyer may, by notice to Seller within 45 days after the award of the condemnation proceeds (or, if earlier, at least 10 Business Days prior to the expected Closing), elect to (a) reduce the Purchase Price by such Condemnation Value (after giving effect to any condemnation award proceeds which shall be paid to Buyer along with any related Tax benefits available to Buyer) or (b) terminate this Agreement, in each case by providing written notice to Seller. If the Condemnation Value is $5,000,000 or less, (A) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (B) the Purchase Price shall be reduced by an amount equal to the excess of the Condemnation Value over the amount of any condemnation award proceeds paid to Buyer. If the Parties are unable to obtain an estimate of the Condemnation Value from a qualified firm reasonably acceptable to the Parties prior to the Closing Date, then the Parties shall reasonably agree in good faith with respect to such Condemnation Value, and the Purchase Price shall be reduced accordingly pursuant to the terms of this Section 6.11. Within 10 Business Days of the determination by such firm following Closing of the Condemnation Value, the Parties shall reimburse each other for any overpayment or underpayment as of Closing of the Condemnation Value, based on such firm’s determination thereof.

Section 6.12 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary Seller shall bear 50% and Buyer shall bear 50% of the total of all Transfer Taxes attributable to the transfer of the Purchased Interests. Seller and Buyer shall each use all commercially reasonable efforts to reduce the amount of Transfer taxes payable in connection with the transactions contemplated herein, including the sale of the Purchased Interests, and timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner. Without limiting the foregoing, Buyer shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Project Company or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from any Project Company on or after the Closing Date.

Section 6.13 Tax Matters. Except as provided in Section 6.12 relating to Transfer Taxes:

(a) With respect to any Tax return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to any Company (i) Seller shall cause such Tax return to be prepared and shall deliver such Tax return as so prepared, to Buyer not later than 30 days prior to the due date for filing such Tax return, (ii) Buyer and Seller shall cooperate and consult with each other in order to finalize such Tax return, and (iii) Buyer shall thereafter cause such Tax return to be executed and duly and timely filed with the appropriate taxing authority and shall pay all Taxes due with respect to the period covered by such Tax return. With respect to any Tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to a Company (x) Buyer shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall deliver a draft of such Tax return to Seller for Seller’s review and approval at least 30 days prior to the due date for filing such Tax return, (y) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax return, and (z) thereafter Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate taxing authority and shall pay all Taxes due with respect to the period covered by such Tax return.

(b) As between Seller and Buyer, Seller shall be responsible for and indemnify Buyer against, and Seller shall be entitled to all refunds or credits of (except as resulting from the carry back of a Tax attribute relating to a taxable period after the Closing Date), (i) any Tax with respect to a Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date (other than Taxes attributable to Buyer having not timely filed any Tax Return in accordance with this Section 6.13), (ii) any Taxes imposed on a Company under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and (iii) any taxes attributable to the Section 338(h)(10) election, if any; and in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Aggregate Net Working

Capital. Within five days prior to the due date for the payment of any such Tax, if (i) the amount of such Tax for which Seller is responsible exceeds (ii) the amount reflected as a current liability for such Tax in the Aggregate Net Working Capital, Seller shall pay to Buyer an amount equal to such excess, and if the amount described in clause (ii) exceeds the amount described in clause (i), Buyer shall pay to Seller the amount of such excess. With respect to a Straddle Taxable Period, Seller shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of the relevant Company as of the Closing Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital (and other Taxes imposed on a periodic basis with respect to one or more assets or otherwise measured by the level of any item) which shall be prorated on a daily basis to the Closing Date. For this purpose, any franchise Tax paid or payable with respect to such Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date.

(c) Buyer shall be responsible for and indemnify Seller against all Taxes of the Companies that are not the responsibility of Seller, and Buyer shall be entitled to all refunds and credits of all Taxes of the Companies to which Seller is not entitled, pursuant to Section 6.13(b).

(d) With respect to any Tax for which Seller is responsible pursuant to Sections 6.13(a) and (b), Seller shall have the right, at its sole cost and expense, to initiate any claim for refund and to control the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes. Buyer shall (and shall cause the relevant Company to) take such action (at Seller’s sole cost and expense) in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall (and shall cause the relevant Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller may be responsible within 20 days after its receipt of such notice; failure to give any such written notice within such 20-day period shall cause Buyer to forfeit rights it may have by reason of Section 4.10 or this Section 6.13, but only to the extent Seller is actually prejudiced by such failure.

(e) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Seller (including workpapers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with taxing authorities. Buyer shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Buyer (including workpapers and correspondence with taxing authorities) and to the employees of such Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with taxing authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

(f) If, after the Closing, Buyer or any Company in Buyer’s possession receives a refund or utilizes a credit of any Tax of any such Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date to the extent that such refunded or credited Tax was not reflected in the Aggregate Net Working Capital, Buyer shall pay to Seller within 30 days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon. Buyer shall, and shall cause the relevant Company to, take such action to obtain a refund or credit of any Tax of such Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby) as is reasonably requested by Seller on a case-by-case basis.

(g) In the event that Seller initiates a claim for refund from a taxing authority with regard to any Tax of any Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such taxing authority. If, after the Closing, Buyer or any Company receives a refund or utilizes a credit of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within 30 days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon.

(h) In the event that Seller initiates a claim for refund from a third party who improperly withheld sales and use Tax, or withheld excessive sales and use Tax, with regard to a Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund to the extent that it was not reflected in the Aggregate Net Working Capital. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such third party. If after the Closing Buyer or the Company receives a refund of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within 30 days after such receipt an amount equal to such refund received, together with any interest received or credited thereon.

(i) Seller shall file an election pursuant to Section 754 of the Code for the taxable year ending on the Closing Date with respect to Lakewood Cogeneration Limited Partnership if such an election is not already in effect for such taxable year (in which case Seller covenants not to revoke such election).

(j) If Buyer delivers a Section 338 Notice to Seller, Seller shall reasonably cooperate with Buyer to effectuate a transfer of the Shares of the Section 338 Companies to an Affiliate of Buyer which Affiliate shall be either a wholly-owned subsidiary of Buyer or an Affiliate owned by the holders of all the membership interest in Buyer in the same percentages as the membership interests in the Buyer are held (the “Section 338 Buyer”), and Section 338 Buyer and Seller shall exercise commercially reasonable efforts to make a timely, effective and irrevocable election pursuant to Section 338(h)(10) of the Code (and, if permissible, under any applicable state or local Tax laws) with respect to the acquisition by Section 338 Buyer of the Shares of the Section 338 Companies to treat such purchase and sale as a deemed sale of assets for federal income Tax and state income Tax purposes (collectively, the “Section 338(h)(10) Election”), and in connection therewith,

(i) Buyer and Seller and their respective Affiliates shall report the transactions consistently with such Section 338(h)(10) Election and shall take no position contrary thereto unless and to the extent required to do so pursuant to a final determination by an applicable Taxing Authority.

(ii) Within 90 days after the Closing, Seller and Section 338 Buyer shall execute any and all forms necessary to effectuate the Section 338(h)(10) Election for each of the Section 338 Companies (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local income Tax laws) (collectively, the “Section 338 Forms”). Section 338 Buyer shall be solely responsible for timely filing all Section 338 Forms with the appropriate Taxing Authorities.

(iii) Seller and Buyer agree that neither Party nor their Affiliates shall take any action to modify or revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms, without the written consent of the other, unless required to do so by any Taxing Authority. Seller and Buyer shall cause their respective Affiliates to file all Tax returns in a manner consistent with the information contained in the Section 338 Forms, and neither shall take any position for tax or financial purposes that is inconsistent with such information without the prior written consent of the other, which shall not be unreasonably withheld.

(iv) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.13(j) shall survive through the expiration of the applicable statute of limitations as the same may be extended.

Notwithstanding the foregoing, the transfer of the Shares of the Section 338 Companies to the Section 338 Buyer pursuant to this Section 6.13(j) shall be subject to (x) receipt of all required approvals and consents to such transfer (at Buyer’s sole cost and expense), (y) receipt by Seller (at Buyer’s sole cost and expense) no later than 30 Business Days prior to the Closing Date of an opinion of Shearman & Sterling (or other counsel reasonably acceptable to Seller) to the effect that such transfer would more likely than not qualify for treatment under Section 338(h)(10) of the Code and (z) Section 338 Buyer, Buyer and Seller entering into a purchase and assignment agreement that is in form and substance acceptable to Section 338 Buyer, Buyer and Seller (as determined in their respective sole discretion); provided, however, that the failure of the Parties (after a good faith effort) to satisfy the requirements of clauses (x), (y) and (z) shall not be a condition to Closing, and the inability of the Parties to satisfy such requirements (after a good faith effort) shall not delay the Closing Date.

(k) Seller shall, or shall cause, (i) Consolidated Edison Energy Massachusetts to be converted into a limited liability company (under applicable Laws) prior to the Closing Date, (ii) provide Buyer with a reasonable opportunity to review the new Charter Documents of Consolidated Edison Energy Massachusetts prior such conversion, and (iii) CED Generation Holding to make an election prior to the Closing Date under Treasury Regulation §301.7701-3 to be classified as an entity that is disregarded as an entity that is separate from its owner.

(l) Seller and Buyer agree to cooperate in good faith to (i) convert CED Lakewood and CED Generation Lakewood into limited liability companies (under applicable Laws) prior to the Closing Date, (ii) provide Buyer with a reasonable opportunity to review the new Charter Documents of CED Lakewood and CED Generation Lakewood prior to such conversion, and (iii) obtain any necessary consents for such conversions, provided, however, that the inability of the Parties (after a good faith effort) to satisfy the requirements of clauses (i) and (iii) shall not be a condition to Closing, and the inability of the Parties to satisfy such requirements (after a good faith effort) shall not delay the Closing Date.

Section 6.14 Affiliate Contracts. Effective upon Closing, Seller on behalf of itself and its Non-Company Affiliates, hereby irrevocably and unconditionally releases and waives any Claim of any nature howsoever and whensoever arising against each Company, except with respect to the Substation Switching Services Agreement, dated May 1, 2004, by and between CED Operating and Orange and Rockland Utilities, Inc., as it may be modified.

Section 6.15 Appointment of Representatives. In order to facilitate the consummation of the transactions contemplated by this Agreement, each Party shall designate a representative to act as the primary point of contact to coordinate communications and other interaction between the Parties during the Interim Period.

Section 6.16 Certain Litigation.

(a) Seller shall keep Buyer apprised as to status and schedule of the matter entitled Lakewood Cogeneration, L.P. v. Jersey Central Power & Light Company v. New Jersey Natural Gas Co. (such matter, including any remanded or related proceedings ordered by the Superior Court of New Jersey or any other Governmental Authority, the “Lakewood Litigation”), which, as of the date hereof, is pending in the Superior Court of New Jersey Law Division – Ocean County under Docket No. OCN-L-00545-06. Upon the reasonable request of the Buyer, Seller shall consult with Buyer with respect to matters concerning the conduct of the Lakewood Litigation. From and after the Closing, Buyer shall have no obligation to prosecute the Lakewood Litigation; provided that if, following the Closing, Buyer elects in its sole discretion to settle or prosecute the Lakewood Litigation, an amount equal to 50% of the first $1,000,000 of any damages recovered in connection with any settlement or following the issuance of a final, non-appealable judgment or order after the Closing by or on behalf of Lakewood Cogeneration Limited Partnership (or its successor) in the Lakewood Litigation shall be paid by Buyer to Seller within 30 days after such damages are recovered.

(b) From and after the Closing, Buyer shall use commercially reasonable efforts, and shall cause CED Rock Springs to use commercially reasonable efforts to prosecute and attempt to achieve a favorable result in connection with the rate filing made by CED Rock Springs with FERC under Docket No. ER06-491-000, which, following FERC’s rejection of the rate filing, is, as of the date hereof, pending in the United States Court of Appeals for the District of Columbia under Case No. 06-1331 and, after being consolidated with Case No. 06-1326 (involving a parallel rate filing by Old Dominion Electric Cooperative and a similar rejection by FERC), is included in the matter entitled Old Dominion Electric Cooperative, Inc. et al. v. Federal Energy Regulatory Commission (such CED Rock Springs matter, including any related proceedings remanded to FERC or other related proceedings ordered by the United States Court of Appeals for the District of Columbia or any other Governmental Authority, the “Rock Springs Litigation”). An amount equal to 100% of (i) any damages recovered by or on behalf of CED Rock Springs (or its successor) in the Rock Springs Litigation and (ii) any charges collected or refunds or credits received by or on behalf of CED Rock Springs (or its successor) arising from the result obtained in the Rock Springs Litigation, in each case which relates to the period of operation of the Rock Springs Project prior to the Closing, shall be paid by Buyer to Seller within 30 days after such damages are recovered, such charges are collected, or such refunds or credits are received, as applicable. Buyer shall not directly or indirectly cause, encourage or solicit the Rock Springs Litigation to be prosecuted, settled or compromised in such a manner as to cause the amount that would otherwise be payable to Seller hereunder to be diminished in favor of increasing the amount that Buyer or its Affiliates or designees would retain.

Section 6.17 Updating Schedules. Prior to Closing, Seller shall (in reasonable detail so that Buyer can understand the consequence thereof) in writing by notice to the Buyer supplement and/or otherwise amend the Lists and only those Schedules which relate to the matters contained in Articles III and IV hereof, including by the addition of new schedules with respect to any representations and warranties of Seller in this Agreement for which no schedule was provided as of the date hereof (such Schedules as supplemented and/or otherwise amended and any such new schedules, being collectively referred to herein as the “Updated Schedules”, and such Lists as supplemented and/or otherwise amended being referred to herein as the “Updated Lists”), in each case with respect to matters arising after the date of this Agreement which matters, if existing as of the date of this Agreement, would have been set forth in such Schedules or Lists; provided that the foregoing shall not apply with respect to any Schedule or potion of a List that relates solely to the date of this Agreement. Notwithstanding the foregoing, no Updated Schedule or Updated List shall be deemed to have cured any breach of any representation or warranty made by Seller as of the date of this Agreement, unless Buyer otherwise consents in writing. Seller and Buyer acknowledge and agree that the inclusion of any item or statement in any Schedule, List, Updated Schedule or Updated List, which item or statement was not required to be included in such documents (because it does not meet a threshold amount for inclusion or for any other reason), shall not be construed to create any obligation to include any item or statement in the same or any different Schedule, List, Updated Schedule or Updated List, which item or statement is not required to be so included (because it does not meet a threshold amount for inclusion or for any other reason). Seller agrees to advise Buyer promptly in writing of any matter or occurrence of which it has or obtains Knowledge, and Buyer agrees to advise Seller promptly in writing of any matter of which Buyer has knowledge, which, in either case, may constitute a breach by either Party of any representation, warranty or covenant contained in this Agreement.

Section 6.18 Announcements. Prior to the Closing Date no press release or other public announcement, or public statement or comment in response to any inquiry, relating to this Agreement or the transactions contemplated hereby shall be issued or made by either Buyer or Seller, or any of their Affiliates, without the approval of Buyer or Seller, as the case may be; provided that a press release or other public announcement, regulatory filing, statement or comment made without such approval, including in furtherance of the requirements of Section 6.1, shall not be in violation of this Section 6.18 if it is made in order to comply with Laws or stock exchange rules and in the reasonable judgment of the Party or its Affiliate making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a fashion to comply with such Laws or rules; provided further that in all instances Buyer or Seller, as the case may be, shall provide prompt notice of any such release, announcement, statement or comment to the other Party.

Section 6.19 Replacement Software Licenses. Prior to Closing, Buyer shall obtain or cause to be obtained, at no expense to Seller or any Non-Company Affiliate, licenses and/or other agreements (collectively, the “Buyer’s Replacement Software Licenses”) that are separate agreements from Seller’s Software Licenses and that are sufficient to (i) lawfully permit the

Companies, on and after the Closing Date, to continue to make use of the Seller’s Licensed Software in at least the manner and extent permitted under Seller’s Software Licenses, and (ii) lawfully permit Seller or the Non-Company Affiliate that is the party to each Seller’s Software License to leave, on and after the Closing Date, the Sellers’ Licensed Software on the computer hardware, firmware or other equipment or devices on which it is stored, loaded, located or used prior to the Closing Date rather than removing the Seller’s Licensed Software therefrom; provided, that to the extent Buyer notifies Seller in writing at least 30 days prior the Closing Date that it will not make use of any particular Seller’s Licensed Software (collectively, the “Unnecessary Software”), then the Buyer’s Replacement Software Licenses that Buyer must otherwise obtain or cause to be obtained pursuant to this Section 6.19 need not include rights to make use of the Unnecessary Software set forth in Buyer’s written notice and Seller, on or prior to the Closing Date, may cause the Unnecessary Software to be removed from the computer hardware, firmware or other equipment or devices on which it is stored, loaded, located or used.

Section 6.20 Certain Payments, Costs and Expenses. Except as provided in Section 6.13 relating to Tax Matters:

(a) In the event that, after the Closing Date, Seller or the Non-Company Affiliates receive any payments relating to any period after the Closing from any Governmental Authority or any third parties with respect to the Projects, Seller shall promptly remit such payments to the Buyer (or its designees).

(b) In the event that, after the Closing Date, Buyer or the Project Companies receive any bills or invoices from any Governmental Authorities or any third parties for services provided to any of the Projects during any period prior to the Closing, then, to the extent the amounts due pursuant to such bills or invoices are not reflected in the Aggregate Net Working Capital Adjustment Amount, Buyer shall remit payment to such Government Authorities or third parties, as applicable, and Seller shall reimburse Buyer (or its designees) for the full amount thereof promptly upon determination of the Aggregate Net Working Capital Adjustment Amount.

Section 6.21 Certain Agreements Regarding the Projects. During the Interim Period, with respect to the full unforced capacity for the Projects, the parties shall (and Seller shall cause the Companies to) cooperate and consult with each other to ensure that one of the Companies has (a) bid each of the Projects into the PJM Interconnection, L.L.C., capacity market beyond May 2010, and (b) qualified each of the Projects for the ISO New England, Inc., capacity market beyond May 2010.

Section 6.22 Certain Agreements Regarding the Rock Springs Project. From and after Closing, Seller agrees to reasonably cooperate with Buyer, including, without limitation, executing any documents that may reasonably be required to enable Buyer or CED Rock Springs to obtain a final certificate of occupancy for the Rock Springs Project, issued by the Cecil County Government, Elkton, MD 21921, if one is not in place by Closing.

Section 6.23 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

Section 7.1 Representations and Warranties. The representations and warranties made by Seller contained in this Agreement, (a) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects as of the date of this Agreement (giving effect to the Schedules and the Lists but without giving effect to the Updated Schedules or the Updated Lists) and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (after giving effect to the Updated Schedules and the Updated Lists), and (b) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement (giving effect to the Schedules and the Lists but without giving effect to the Updated Schedules or the Updated Lists) and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing (after giving effect to the Updated Schedules and the Updated Lists), except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date (after giving effect to the Schedules and the Lists but without giving effect to the Updated Schedules and the Updated Lists, if such date is on or prior to the date hereof, and after giving effect to the Updated Schedules and the Updated Lists if such date is after the date hereof).

Section 7.2 Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing other than those contained in Section 6.2(e).

Section 7.3 Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

Section 7.4 Orders and Laws. There shall not be any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing; provided that any court decision (part of the definition of Law) that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Closing, or any such temporary restraining order, preliminary or permanent injunction or other judgment or order must not have resulted from any litigation or proceeding filed by Buyer or its Affiliates.

Section 7.5 Consents and Approvals. The Buyer Approvals, the Seller Approvals, as well as the Parent Company Consents and the Company Consents, shall have been unconditionally obtained, made or given and shall be in full force and effect (and copies of such shall have been provided to Buyer), and all terminations or expirations of applicable waiting periods imposed by any Governmental Authority shall have occurred; provided that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder. Additionally, CFIUS shall have concluded its review of the filing made by the Parties pursuant to the Exon-Florio Provision and a written notice that no action will be taken pursuant to the Exon-Florio Provision shall have been received from CFIUS or the President of the United States.

Section 7.6 No Material Adverse Effect. No event or condition shall have occurred since the date hereof which, individually or in the aggregate, has had, or will have, any Material Adverse Effect.

Section 7.7 Resignation of Members, Managers, Officers and Directors. Seller shall have caused the resignation or removal of all members, managers, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Projects or established under the Companies’ Charter Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

Section 7.8 Seller Deliverables. Seller shall have delivered, or caused to have been delivered, to Buyer each of the following:

(a) a counterpart, executed by Seller, of an assignment of membership interests evidencing the assignment and transfer to Buyer of all of the Purchased Interests, substantially in the form of Exhibit B (the “Purchased Interests Assignment Agreement”);

(b) to the extent that the Purchased Interests are certificated, certificates representing all of the Purchased Interests duly endorsed by Seller (or accompanied by appropriate powers duly executed by Seller) for transfer to Buyer, and all books and records of the Companies in Seller’s possession;

(c) all original and substitute Break-up L/C’s, for cancellation thereof;

(d) an executed counterpart of the Disaster Recovery Facility Lease;

(e) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

(f) resolutions of the board of directors of Seller certified by the Secretary or Assistant Secretary of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(g) a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the Person executing this Agreement on behalf of Seller and the genuineness of such Person’s signature.

Section 7.9 Restoration Cost Report. If any of the Purchased Assets is damaged or destroyed during the Interim Period and unless the cost of replacing, repairing, rebuilding or restoring such Purchased Assets is less than $5 million in the Seller’s reasonable judgment pursuant to Section 6.10(d), Buyer shall have received a report from the Qualified Engineering Firm setting forth the Full Restoration Cost.

Section 7.10 Condemnation Value Report. If any of the Purchased Assets is taken by condemnation during the Interim Period, Buyer shall have received a report from a qualified firm reasonably acceptable to Buyer and Seller setting forth the Condemnation Value.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

Section 8.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date.

Section 8.2 Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

Section 8.3 Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

Section 8.4 Orders and Laws. There shall not be any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law or restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Closing; provided that any court decision (part of the definition of Law) that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Closing or any such temporary restraining order, preliminary or permanent injunction or other judgment or order must not have resulted from any litigation or proceeding filed by Seller or its Affiliates.

Section 8.5 Consents and Approvals. The Seller Approvals, as well as the Parent Company Consents and Company Consents, shall have been duly obtained, made or given and shall be in full force and effect (and copies of such shall have been provided to Seller), and all applicable terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder. Additionally, CFIUS shall have concluded its review of the filing made by the Parties pursuant to the Exon-Florio Provision and a written notice that no action will be taken pursuant to the Exon-Florio Provision shall have been received from CFIUS or the President of the United States.

Section 8.6 Buyer Deliverables. Buyer shall have delivered, or caused to have been delivered, to Seller each of the following:

(a) a wire transfer of immediately available funds (to such account or accounts as Seller shall have given notice to Buyer not less than five Business Days prior to the Closing Date) in an amount equal to the sum of (i) the Base Purchase Price plus (ii) the Estimated Aggregate Net Working Capital Adjustment Amount (whether a positive or a negative amount);

(b) an executed counterpart of the Purchased Interests Assignment Agreement;

(c) the Buyer L/C required to be delivered to Seller at Closing pursuant to Section 6.5(d)(iii);

(d) any and all releases obtained by Buyer pursuant to Section 6.5(b);

(e) the releases required by Section 10.4;

(f) a written consent of the manager of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(g) a certificate of the manager of Buyer as to the incumbency of each authorized Person executing this agreement on behalf of Buyer and the genuineness of such Person’s signature; and

(h) an executed counterpart of the Disaster Recovery Facility Lease.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby, including the transfer of the Purchased Interests, may be abandoned, as follows:

(a) at any time before the Closing, by Seller or Buyer, by written notice to the other, in the event that any Law or final, non-appealable court decision restrains, enjoins or otherwise prohibits or makes illegal the sale of the Purchased Interests pursuant to this Agreement; provided that such final, non-appealable court decision has not resulted from any litigation or proceeding filed by the Party asserting a termination right under this Section 9.1(a) or its Affiliates;

(b) any time before the Closing, by Seller or Buyer (if the terminating Party is not in material breach of its obligations under this Agreement), by notice to the other, if the other has materially breached its obligations hereunder (including any representation, warranty, covenant or agreement) so as to cause the failure of a condition set forth in Article VII or Article VIII, as applicable, and such breach (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article II, for which no cure period shall be allowed) has not been cured within the earlier of the Long Stop Date or 30 days following written notification thereof; provided that if, at the end of such 30 day period, and provided that such 30 day period shall have ended prior to the Long Stop Date, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching Party shall have an additional period expiring on the earlier of 30 days thereafter and the Long Stop Date in which to effect such cure;

(c) at any time before the Closing, by Buyer or Seller, by notice to the other, on or after December 31, 2008 (the “Long Stop Date”); provided that if the failure to achieve Closing by the Long Stop Date is the result of a Party’s delay, such Party may not terminate this Agreement pursuant to this Section 9.1(c);

(d) by Buyer, pursuant and subject to Sections 6.10 and 6.11; or

(e) by mutual written consent of Buyer and Seller.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates); provided that (a) Sections 6.2(c), 6.18 and 9.3 and Article XI will survive any such termination, and (b) subject to Sections 9.3 and 11.9(a), each Party shall continue to be liable for any breach of this Agreement by it occurring prior to such termination.

Section 9.3 Break-up Damages.

(a) If this Agreement is terminated by Seller pursuant to Section 9.1(b) and if the basis for such termination is that Buyer has breached its obligations under Section 6.1(a) or 6.1(c) or its obligation to consummate the Closing in accordance with Section 2.3(b) (including by failure to pay the Purchase Price or perform its obligations under Section 8.6), then, in lieu of all other Claims and remedies that might otherwise be available to Seller with respect to such breaches and such termination and as Seller’s exclusive remedy therefor notwithstanding any other provision of this Agreement, Buyer shall pay Seller, by wire transfer of immediately available funds within 3 Business Days following the date of termination, as liquidated damages, an amount equal to 10% (ten percent) of the Base Purchase Price. If Buyer pays such amount in full by the time required, then Seller shall simultaneously return the Break-up L/Cs and/or substitute Break-up L/Cs, as applicable, to Buyer. If Buyer does not pay such amount in full by the time required, then Seller may draw down the entire amount of the Break-up L/Cs and/or substitute Break-up L/Cs, as applicable.

(b) On the date hereof, Buyer will cause to be delivered to Seller letters of credit satisfying the Letter of Credit Requirements, in an aggregate amount sufficient to secure the Buyer’s obligation under Section 9.3(a) (each, a “Break-up L/C” and collectively, the “Break-up L/Cs”). If at any time prior to January 31, 2009 (the “Break-up Damages Stop Date”) (unless the Closing shall have occurred), a Break-up L/C has an expiration date earlier than the Break-up Damages Stop Date, then the Buyer shall cause to be provided to Seller, at least thirty (30) days prior to the expiration date of such Break-up L/C, a substitute Break-up L/C (which may consist of an amendment to a Break-up L/C) containing an expiration date that is at least thirty (30) days later than the expiration date of the Break-up L/C it is amending or replacing. If, at any time prior to the Break-up Damages Stop Date (unless the Closing shall have occurred), the Credit Rating of the bank issuing a Break-up L/C falls below the level specified in the Letter of Credit Requirements or such bank repudiates its obligations under, or fails to honor or pay against, a Break-up L/C, the Buyer shall cause to be furnished to Seller a substitute Break-up L/C promptly (and, in any event, within three (3) Business Days) after written notice demanding such substitute Break-up L/C has been given to Buyer. In each case where a substitute Break-up L/C is required to be furnished pursuant to this Agreement, the substitute Break-up L/C shall be required to comply with all requirements pertaining to Break-up L/C’s set forth in this Agreement, including the Letter of Credit Requirements, and shall be considered a Break-up L/C following its provision. Concurrently with Seller’s receipt of a substitute Break-up L/C, Seller shall return to Buyer any Break-up L/C that is being replaced by such substitute Break-up L/C. At the Closing, Seller shall deliver to Buyer all original Break-up L/C’s for cancellation as provided in Section 7.8(d). Should Buyer fail to cause a substitute Break-up L/C to be furnished within the time specified in, and as otherwise required by, this

Agreement, including under circumstances where (a) the Credit Rating of the bank issuing a Break-up L/C falls below the level specified in the Letter of Credit Requirements, (b) the bank issuing a Break-up L/C repudiates its obligations under, or fails to honor or pay against, a Break-up L/C or (c) the expiration date of a Break-up L/C is required to be extended, then the aggregate amounts specified therein shall be owed to Seller for use as a cash security deposit and Seller may, without limitation or duplication of any other rights or remedies that may be available to it, draw down such entire remaining amount in the same manner as provided in the next sentence. Should Seller exercise its rights under this Section 9.3(b) to draw down the entire amount of a Break-up L/C, the cash obtained as a result of such drawing shall be utilized as a cash security deposit for the performance by Buyer of its obligations under Section 9.3(a), with the right to draw upon such cash security deposit in accordance with the terms hereof at any time prior to the Break-up Damages Stop Date to the same extent that a Break-up L/C could have been drawn upon had it remained in force and effect (and assuming that the expiration date of such Break-up L/C was the Break-up Damages Stop Date). If, for any reason, cash is not furnished to Seller within the time for payments under a Break-up L/C and in the amount of, and otherwise in accordance with, the drawing request under such Break-up L/C as contemplated above, then the Buyer shall remain obligated to furnish a substitute Break-up L/C within the applicable time set forth in this Agreement for furnishing a substitute Break-up L/C. Assuming that cash in the amount of, and otherwise in accordance with, the drawing request under a Break-up L/C is furnished to Seller within the time for payments under such Break-up L/C, then Buyer may at any time thereafter furnish a substitute Break-up L/C to Seller and, if such substitute Break-up L/C is so furnished to Seller, Seller shall return to Buyer a sum of cash equal to (a) the amount of the cash security deposit obtained as a result of the draw down upon the prior Break-up L/C as permitted by this Section 9.3(b), minus (b) the aggregate amount of any and all drawings made by Seller on such cash security deposit as permitted hereunder. Seller shall be required to keep any cash security deposit in a separate interest bearing account, and, shall not be entitled to use, possess, invest, commingle, assign, sell, or pledge such cash security deposit for any purpose other than drawing upon such cash security deposit in accordance with the terms hereof. Any interest on such cash security deposit shall be the sole property of Buyer.

(c) The provision for payment of liquidated damages in this Section 9.3 has been included because, in the event of a breach by Buyer, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages provided for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

ARTICLE X

INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 10.1 Indemnification.

(a) Subject to Section 10.2, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and Affiliates from and against all Losses incurred or suffered by Buyer or its Representatives or Affiliates (including, on and after the Closing Date, the Project Companies) resulting from:

(i) any breach of any representation or warranty of Seller contained in this Agreement as of (x) the date of this Agreement (after giving effect to the Schedules and the Lists but without giving effect to the Updated Schedules and Updated Lists), or (y) the Closing Date (after giving effect to the Updated Schedules or the Updated Lists), it being understood that, in all cases, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement;

(iii) the Terminated Contracts and the Affiliate Contracts.

(iv) any retention bonus, transaction bonus, and other change in control payment payable by Seller or a Company pursuant to an arrangement made prior to Closing in connection with the transactions contemplated by this Agreement, including, without limitation, any payments under the Transaction Bonus Plans; and

(v) any Losses arising in connection with the matters set forth on Schedule 4.13(f).

(b) Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller harmless from and against all Losses incurred or suffered by Seller resulting from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement; and

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement.

(c) Notwithstanding any contrary provision in this Agreement, the terms and provisions of Sections 6.12 and 6.13 shall be the exclusive remedy of Buyer with respect to any claim for indemnification in respect of any Tax or any Tax matter, and Buyer shall have no right to indemnification under this Article X for any breach of a representation or warranty contained in Sections 3.8 or 4.10.

Section 10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, except in the case of any Claim based upon fraud or willful misconduct which shall not be subject to the following limitations:

(a) the representations and warranties in this Agreement shall survive for a period of 12 months following the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 3.1, 3.2, 3.4, 3.7, 4.1, 4.3, 4.4(c), 4.13(c), 4.13(e), 4.13(f), 4.15 and 4.18 shall survive until 60 days following the expiration of the applicable statute of limitations. Any Claim by a Party pursuant to Sections 10.1(a)(i) or (b)(i) must be made in writing and received by the Party against which the Claim is made no later than the expiration of the survival period of the applicable representation and warranty; provided that if written notice of a Claim has been given prior to the expiration of the survival period of the applicable representation and warranty, then the relevant representation and warranty shall survive as to such Claim until such Claim has been finally resolved;

(b) any breach of a representation or warranty in this Agreement in connection with any single item or group of substantially related items that results in Losses of less than $100,000 shall be deemed, for all purposes, not to be a breach of such representation or warranty;

(c) Seller shall have no liability for breaches of representations and warranties in this Agreement until the aggregate amount of all Losses incurred by Buyer equals or exceeds 1% of the Base Purchase Price (the “Deductible Amount”), in which event Seller shall be liable for Losses for breaches of representations and warranties only to the extent they are in excess of the Deductible Amount;

(d) in no event shall Seller’s aggregate liability arising out of or relating to breaches of representations and warranties (other than Sections 3.1, 3.2, 3.4, 3.7, 4.1, 4.3, 4.4(c), 4.13(c), 4.13(e), 4.13(f), and 4.18) in this Agreement exceed 10% of the Base Purchase Price;

(e) the amount of any Loss for which indemnification is provided by an indemnifying party under Section 10.1 shall be net of any insurance proceeds actually received (net of Taxes and other expenses incurred in connection with such recovery) as an offset against such Losses; provided that nothing contained in this clause (e) shall require an indemnified party to maintain any insurance coverage or submit any claims with respect to any insurance policies; and

(f) from and after the Closing, none of the Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Seller whole for or on account of any indemnification claim made for any breach of any representation, warranty, covenant or agreement of Seller, and from and after the Closing Seller shall have no right of contribution against any Company for or on account of any such indemnification claim.

Section 10.3 Notice; Duty to Mitigate. Each Party shall give written notice to the other Party within a reasonable period of time after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement. Each Party shall have a duty to mitigate any Loss in connection with this Agreement.

Section 10.4 Indirect Claims. From and after the Closing, Buyer agrees to (and to cause the Companies to) release Seller, its Affiliates and the officers, directors and employees of the Project Companies (acting in their capacity as such) from and against any Losses for controlling stockholder liability or breach of any fiduciary or other duty not arising hereunder relating to any pre-Closing actions or failures to act (other than gross negligence or willful misconduct) in connection with the business of the Companies prior to the Closing.

Section 10.5 Waiver of Other Representations. (a) IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED INTERESTS, THE COMPANIES OR ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES OR THE PURCHASED ASSETS.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, (i) SELLER’S INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE PURCHASED INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES, THE CONDITION, VALUE, QUALITY, STATE OR REPAIR, DESIGN, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES, THE PURCHASED INTERESTS AND THE PURCHASED ASSETS.

Section 10.6 Waiver of Remedies.

(a) Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article X (to the exclusion of equitable relief and except as expressly provided herein) shall, from and after the Closing, be the exclusive remedy of Buyer and Seller with respect to breaches of this Agreement.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS,

WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-reimbursable Damages”).

(c) Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative or Affiliate of Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

Section 10.7 Procedure with Respect to Third-Party Claims.

(a) If any Party (or as to Buyer after Closing, any Company) becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a Claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b) If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 10.7, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c) If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within 30 days after the

Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.7(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such Claim; provided that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party Claim, in both cases to the extent it is determined that such Responding Party is liable with respect to such third-party Claim under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

Section 10.8 Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Project Companies to grant to Seller (or its designees), access at all reasonable times upon reasonable notice to all of the information, books and records relating to such Project Companies in their possession, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

North American Energy Alliance, LLC

c/o AllCapital (US), LLC

153 East 53rd Street, 55th floor

New York, NY 10022

Attn: Joe Synnott and Andrew Blevin

Phone: (212) 906 4400

Facsimile: (212) 906 4401

Email(s):	joe.synnott@allcapitalus.com
andrew.blevin@allcapitalus.com

with copies to:

Industry Funds Management (Nominees) Limited

Casselden Place, Level 29

2 Lonsdale

Melbourne, Victoria 3000

Australia

Attn: James Dickson

Phone: +61 (0) 3 9657 4382

Facsimile: +61 (0) 3 9923 7189

Email: jdickson@ifm.net.au

and:

Shearman & Sterling LLP

599 Lexington Ave

New York, NY 10022

Attn: Eliza Swann

Phone: (212) 848 8073

Facsimile: (646) 848 8073

Email: eswann@shearman.com

If to Seller, to:

Consolidated Edison, Inc.

4 Irving Place, Room 1810-S

New York, NY 10003

Attn: Brian E. Cray, Esq.

Facsimile: (212) 677-5850

with copies to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attn: John Hawkins, Esq.

Facsimile: (212) 230-7886

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

Section 11.2 Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof and thereof.

Section 11.3 Expenses. Except as otherwise expressly provided in this Agreement or as may otherwise be agreed in writing by the Parties, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the immediately-preceding sentence, each Party shall pay one-half of all fees required by Governmental Authorities with respect to filings made with any Governmental Authorities in connection with this Agreement, including such fees in connection with filings under the HSR Act.

Section 11.4 Disclosure. Seller may, at its option, include in the Schedules, the Updated Schedules, the Lists and the Updated Lists, items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

Section 11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 11.7 No Third Party Beneficiary. Except for the provisions of Sections 6.2(c), 6.4, 6.5, 6.7, 6.8, 6.14, 10.4, 10.5, and 10.6(c) (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 11.8 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party except that the Buyer may assign this Agreement as collateral security to its or its Affiliates’ lenders, hedge counterparties (whether physical or financial), and tollers. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.9 Remedies; Specific Performance.

(a) Seller agrees that to the extent it has incurred Losses in connection with the termination of this Agreement as described in Section 9.3(a) or otherwise in connection with the failure of the transactions contemplated by this Agreement to close as a result of Buyer’s breach, (i) the maximum aggregate liability of Buyer for such Losses shall be as set forth in Section 9.3 and any amounts owed under Section 6.2(c), and (ii) in no event shall Seller seek equitable relief therefor or to recover any money damages in excess of such amount from Buyer.

(b) The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by Seller in accordance with the terms hereof and that, prior to any termination of this Agreement by Buyer pursuant to Section 9.1, Buyer shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

(c) The Parties further agree that irreparable damage would occur in the event any covenant of Buyer contained in this Agreement that, by its terms, survives the Closing were not performed by Buyer in accordance with the terms thereof and that Seller shall be entitled to seek specific performance of the terms of any such covenant in addition to seek any other remedy at law or equity.

Section 11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.12 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.13 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of another state’s Law.

(b) Each of the Parties hereby submits to the exclusive jurisdiction of the State and Federal courts located in the Borough of Manhattan in the City and State of New York with respect to any action or proceeding relating to this Agreement and the transactions contemplated hereby.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above, intending to be legally bound.

SELLER:

CONSOLIDATED EDISON DEVELOPMENT, INC.

By:	/s/ Stephen B. Bram
Name:	Stephen B. Bram
Title:	Chairman of the Board of Consolidated Edison Development, Inc. / Group President – Competitive Energy Businesses

BUYER:

NORTH AMERICAN ENERGY ALLIANCE, LLC

By:	NORTH AMERICAN ENERGY ALLIANCE HOLDINGS, LLC, its Manager

By:	/s/ Raymond Kwok
Name:	Raymond Kwok
Title:	Manager

By:	/s/ James Dickson
Name:	James Dickson
Title:	Manager